UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Stewart Information Services Corporation

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STEWART INFORMATION SERVICES CORPORATION
1360 Post Oak Boulevard, Suite 100
Houston, Texas 77056
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 19, 2019
Notice is hereby given that Stewart Information Services Corporation, a Delaware corporation, will hold its 2019 Annual Meeting on June 19, 2019, at 10:30 a.m., CDT, in the First Floor Conference Room of Three Post Oak Central at 1990 Post Oak Boulevard, Houston, Texas 77056, for the following purposes:
(1)
To elect Stewart Information Services Corporation’s directors;

(2)
To approve an advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers;

(3)
To ratify the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2019; and,

(4)
To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:
•
FOR the eight nominees for director,

•
FOR the approval of the advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers, and

•
FOR the ratification of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2019.

The holders of record of Stewart’s Common Stock at the close of business on April 26, 2019, will be entitled to vote at the 2019 Annual Meeting.
By Order of the Board of Directors,
April 30, 2019	David Hisey Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDERS’ MEETING TO BE HELD JUNE 19, 2019
Our proxy statement for the 2019 Annual Meeting and our Annual Report on
Form 10-K for the fiscal year ended December 31, 2018 are available at
www.stewart.com/2019-annual-meeting.
IMPORTANT
You are cordially invited to attend the 2019 Annual Meeting in person. Even if you plan to be present, you are urged to sign, date and mail the enclosed proxy promptly. If you attend the 2019 Annual Meeting you can vote either in person or by your proxy.

i

STEWART INFORMATION SERVICES CORPORATION
1360 Post Oak Boulevard, Suite 100,
Houston, Texas 77056
(713) 625-8100
PROXY STATEMENT FOR THE ANNUAL
MEETING OF STOCKHOLDERS
To Be Held June 19, 2019
Except as otherwise specifically noted, the “Company,” “SISCO,” “Stewart,” “we,” “our,” “us,” and similar words in this proxy statement refer to Stewart Information Services Corporation.
Stewart Information Services Corporation is furnishing this proxy statement to our stockholders in connection with the solicitation by our board of directors (the “Board” or the “Board of Directors”) of proxies for the annual meeting of stockholders we are holding Wednesday, June 19, 2019, at 10:30 a.m., CDT, in the First Floor Conference Room of Three Post Oak Central at 1990 Post Oak Boulevard, Houston, Texas, 77056 (the “2019 Annual Meeting”), or for any adjournment(s) of that meeting. For directions to the 2019 Annual Meeting, please contact Nat Otis in Investor Relations at (713) 625-8360.
Proxies in the form enclosed, properly executed by stockholders and received in time for the 2019 Annual Meeting, will be voted as specified therein. Unless you specify otherwise, the shares represented by your proxy will be voted (i) for the Board of Directors’ nominees listed therein, (ii) for the approval of the advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers, and (iii) for the ratification of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2019. If after sending in your proxy you wish to vote in person or change your proxy instructions, you may, before your proxy is voted, deliver (i) a written notice revoking your proxy or (ii) a timely, later-dated proxy. Such notice or later-dated proxy shall be delivered either (i) in care of our Secretary, Stewart Information Services Corporation, 1360 Post Oak Boulevard, Suite 100, Houston, Texas 77056, or (ii) in person at the 2019 Annual Meeting. Please note that stockholders who hold their shares in our 401(k) plan must provide their voting instructions no later than 11:30 a.m., EDT, two days prior to the 2019 Annual Meeting. We are mailing this proxy statement soon after the date hereof to stockholders of record at the close of business on April 26, 2019.
At the close of business on April 26, 2019, 23,846,293 shares of our Common Stock were outstanding and entitled to vote, and only the holders of record on such date may vote at the 2019 Annual Meeting. A quorum will exist if a majority of the holders of Common Stock issued and outstanding and entitled to vote, are present in person or represented by proxy. We will count the shares held by each stockholder who is present in person or represented by proxy at the meeting to determine the presence of a quorum at the meeting.
Each holder of our Common Stock will be entitled to cast one vote per share for or against each of the director nominees.
Unless there are director nominees other than those nominated by the Board of Directors, a director nominee will be elected as a director if the votes cast for his or her election exceed votes cast against his or her election. In this case, any director nominee who does not receive a majority of votes cast “for” his or her election would be required to tender his or her resignation following the failure to receive the required vote. Pursuant to the Company’s By-Laws, if the Secretary of the Company determines that the number of director nominees exceeds the number of directors to be elected as of the date seven days prior to the scheduled mailing date of the proxy statement, a plurality voting standard will apply and a director nominee receiving a plurality of votes cast will be elected as a director. For the purpose of electing directors, broker non-votes and abstentions are not treated as a vote cast affirmatively or negatively, and therefore will not affect the outcome of the election of directors. Both abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.
Our stockholders will vote on the approval of the advisory resolution regarding the compensation of our named executive officers. Approval of this proposal requires the affirmative vote of the majority of the shares voted at the 2019 Annual Meeting. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Broker non-votes will not be counted. Abstentions, which will be counted as shares present for purposes of determining a quorum, will not be considered in determining the results of the voting for this proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, the shares represented by your proxy will be voted “FOR” the approval of this proposal.
Our stockholders will vote on the ratification of the appointment of KPMG LLP as our independent auditors for 2019. The ratification of this proposal requires the affirmative vote of the majority of the shares voted at the 2019 Annual Meeting. Under New York Stock Exchange (“NYSE”) rules, the approval of our independent auditors is considered a routine matter, which means that brokerage firms may vote in their discretion on this proposal if the beneficial owners do not provide the brokerage firms with voting instructions. Abstentions, which will be counted as shares present for purposes of determining a quorum, will not be considered in determining the results of the voting for this proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, the shares represented by your proxy will be voted “FOR” the approval of this proposal.
Whether or not you plan to attend the 2019 Annual Meeting, and whatever the number of shares you own, please complete, sign, date and promptly return the enclosed proxy card. Please use the accompanying envelope, which requires no postage if mailed in the United States. You may also vote your shares by telephone or internet by following the instructions on the enclosed proxy card. Please note, however, that if you wish to vote in person at the 2019 Annual Meeting and your shares are held of record by a broker, bank or other nominee, you must obtain a “legal” proxy issued in your name from that record holder.
Revocation of Proxies
You may revoke your proxy at any time prior to its exercise at the 2019 Annual Meeting and change your vote by signing and dating a new proxy card with a later date and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions on the enclosed proxy card. You may also deliver a written notice revoking your proxy (i) in care of our Secretary, Stewart Information Services Corporation, 1360 Post Oak Boulevard, Suite 100, Houston, Texas 77056 or (ii) in person at the 2019 Annual Meeting.
Cost of Solicitation
We will bear the cost of the solicitation of our proxies. In addition to mail and e-mail, proxies may be solicited personally, via the Internet or by telephone or facsimile, or by a few of our regular employees and officers without additional compensation and by certain officers or employees of Innisfree M&A Incorporated (“Innisfree”). We have hired Innisfree, 501 Madison Avenue, 20th Floor, New York, NY 10022 to assist us in the solicitation of proxies for a fee of  $8,000 plus out-of-pocket expenses.
Questions
If you have any questions or need assistance in voting your shares, please call Innisfree, the firm assisting us in the solicitation, at 888-750-5834.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of April 26, 2019 with respect to persons we believe to be the beneficial owners of more than 5% of our voting shares:
Name	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc 55 East 52nd Street New York, New York 10055	Common Stock	3,486,404(1)	14.62
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	Common Stock	1,977,171(2)	8.29
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Common Stock	1,433,380(3)	6.01

(1)
BlackRock, Inc. reported sole voting power with respect to 3,415,768 of such shares and sole dispositive power with respect to 3,486,404 shares in its report on Schedule 13G/A filed February 11, 2019.

(2)
Dimensional Fund Advisors LP reported sole voting power with respect to 1,889,228 of such shares and sole dispositive power with respect to 1,977,171 shares in its report on Schedule 13G/A filed February 8, 2019. Dimensional Fund Advisors LP is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and disclaims beneficial ownership of all securities reported in such Schedule 13G/A.

(3)
The Vanguard Group reported sole voting power with respect to 24,303 of such shares, sole dispositive power with respect to 1,407,642 and shared dispositive power with respect to 25,738 shares in its report on Schedule 13G/A filed February 11, 2019.

The following table sets forth information as of April 26, 2019 with respect to each class of our capital stock beneficially owned by our named executive officers, directors and nominees for director, and by all our executive officers, directors and nominees for director as a group:
Name	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Matthew W. Morris	Common Stock	334,046(2)	1.4
David C. Hisey	Common Stock	20,619(3)	*
John L. Killea	Common Stock	16,241(4)	*
John A. Magness	Common Stock	1,857(5)	*
David A. Fauth	Common Stock	12,057(6)	*
Arnaud Ajdler	Common Stock	7,969	*
Thomas G. Apel	Common Stock	31,169	*
C. Allen Bradley, Jr	Common Stock	3,093	*
James Chadwick	Common Stock	65,961(7)	*
Glenn C. Christenson	Common Stock	45,969(8)	*
Robert L. Clarke	Common Stock	53,173	*
Frederick H. Eppinger	Common Stock	5,130	*
All executive officers, directors and nominees for director as a group (12 persons)	Common Stock	597,284	2.50

The mailing address of each director and executive officer shown in the table above is in care of Stewart Information Services Corporation, 1360 Post Oak Boulevard, Suite 100, Houston, Texas 77056.

*
Less than 1%.

(1)
Unless otherwise indicated, the beneficial owner has sole voting and dispositive power with respect to all shares indicated.

(2)
Includes 3,039 shares of restricted stock. The amount shown does not include 18,234 shares underlying performance based awards and 53,179 unvested restricted stock units as of April 26, 2019.

(3)
Includes 18,477 shares of restricted stock. The amount shown does not include 5,542 shares underlying performance based awards and 39,884 unvested restricted stock units as of April 26, 2019.

(4)
Includes 840 shares of restricted stock. The amount shown does not include 5,036 shares underlying performance based awards and 36,721 unvested restricted stock units as of April 26, 2019.

(5)
Includes 442 shares of restricted stock and 366 shares owned through the Company’s 401K plan. The amount shown does not include 1,324 shares underlying performance based awards and 19,939 unvested restricted stock units as of April 26, 2019.

(6)
Includes 697 shares of restricted stock. The amount shown does not include 4,182 shares underlying performance based awards and 12,035 unvested restricted stock units as of April 26, 2019.

(7)
Mr. Chadwick is a portfolio manager of Merlin Partners LP and Ancora Catalyst Fund, LP, which own 27,902 and 32,903 shares, respectively, of the Company’s Common Stock. Mr. Chadwick disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(8)
Mr. Christenson indirectly owns the reported shares through the Christenson Family Trust.

Section 16(a) Beneficial Ownership Reporting Compliance
Each of our directors and certain officers are required to report to the U.S. Securities and Exchange Commission (the “SEC”), by a specified date, his or her transactions related to our Common Stock. Based solely on a review of the copies of reports furnished to us or written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers, directors and greater-than 10% beneficial owners were met during 2018, except as follows: Mr. Morris failed to timely file one report covering one transaction related to his 401(k) holdings.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
At our 2019 Annual Meeting, our stockholders will elect eight directors, constituting the entire Board of Directors. The Chairman of the Board is elected by the Board following the annual meeting of stockholders.
Director Nominees
The following persons have been nominated by the Board of Directors for election as directors by our Stockholders. The persons named in your proxy intend to vote the proxy for the election of each of these nominees, unless you specify otherwise. Although we do not believe that any of these nominees will become unavailable, if one or more should become unavailable before the 2019 Annual Meeting, your proxy will be voted for another nominee, or other nominees, selected by our Board of Directors.
Nominee, Age and Position with Stewart	Director Since
Thomas G. Apel, 57, Director and Chairman	2009
Arnaud Ajdler, 43, Director	2014
Glenn C. Christenson, 69, Director	2014
James Chadwick, 44, Director	2015
Robert L. Clarke, 76, Director	2004
Matthew W. Morris, 47, Director and Chief Executive Officer	2016
C. Allen Bradley, Jr., 67, Director	2016
Frederick H. Eppinger, Jr., 59, Director	2016
Each of the eight nominees was elected as a director at our 2018 annual meeting of stockholders.
Mr. Arnaud Ajdler has served as the managing partner of Engine Capital L.P., a value-oriented investment firm focused on companies going through changes, since February 2013. Mr. Ajdler has served as a board member of Hill International (NYSE: HIL) since October 2018 and as a board member of Recro Pharma (Nasdaq: REPH) since March 2019. He was previously a partner at Crescendo Partners, a value-oriented activist investment firm, from 2005 to 2013. Mr. Ajdler is also an adjunct professor of Value Investing at the Columbia Business School. Previously, Mr. Ajdler served as a director of Charming Shoppes, Inc. from 2008 until June 2012; O’Charley’s Inc. from March 2012 until April 2012; The Topps Company from August 2006 until October 2007; Startek from May 2015 to March 2018; Destination Maternity from March 2008 to October 2017; and Imvescor from July 2013 to March 2016.
Mr. Ajdler received a Bachelor of Science in mechanical engineering from the Free University of Brussels, Belgium, a Master of Science in Aeronautics from the Massachusetts Institute of Technology (MIT) and a Master of Business Administration from Harvard Business School.
Qualifications:   Mr. Ajdler’s significant experience in value-oriented investing offers focused knowledge of businesses and their fundamentals, providing insight on elements that will strengthen the intrinsic value of the Company’s stock. His participation on boards in the retail, restaurant, and consumer-goods industries provides further expertise in management and consumer-facing activities.
Mr. Thomas G. Apel is the Chairman of the Board of Directors. He is Chief Executive Officer of Adfitech, Inc., an outsource service provider to the mortgage industry located in Edmond, Oklahoma. He is also a research affiliate with the Massachusetts Institute of Technology (MIT), currently focused on business model taxonomy, corporate board effectiveness and IT portfolio strategies. From 2006 until January 1, 2013, Mr. Apel was President of Intrepid Ideas Inc., a product development, technology evaluation, and business strategy-consulting firm for financial services and real estate finance companies. Additionally, from 2006 to September 2009, Mr. Apel served as Chairman of Adfitech, Inc., which filed for bankruptcy along with its parent company Thornburg Mortgage, Inc. in May 2009, and emerged from bankruptcy in 2010.

Prior to 2006, he served as President and Chief Executive Officer of Centex Title and Ancillary Services, and was responsible for management, strategy development and implementation of a highly profitable business unit containing national title, escrow, title insurance and property and casualty insurance operations. His background also includes extensive experience in mortgage lending and related real estate lending operations.
Qualifications:   Mr. Apel has significant knowledge and experience in the mortgage, title, insurance and technology industries, as well as in corporate management, strategy, finance and start-up businesses. His familiarity with mortgage and other real estate lending provides a useful perspective on one of the Company’s essential customer segments.
Mr. C. Allen Bradley, Jr. served as executive chairman of Amerisafe, Inc. from 2005 to 2016. He served at Amerisafe as Chief Executive Officer from 2003 to 2015, president from 2002 to 2008, and Executive Vice President from 2000 to 2002. Mr. Bradley was Amerisafe’s Executive Vice President and General Counsel from 1996 to 2000. As Executive Vice President-Operations from 1994 to 1996, he managed operations for Mor-Tem Systems, Inc.
Mr. Bradley practiced law in Louisiana from 1976 to 1994 and was elected to the Louisiana House of Representatives, where he served as a state representative from 1984 to 1992. He also served on the board of the National Council on Compensation Insurance, Inc. from 2012 to 2016, and is a past board member of Amerisafe, Inc. He earned his Bachelor of Arts at Southeastern Louisiana University. He was awarded his Juris Doctor degree from Louisiana State University. Mr. Bradley also serves as a member of the Board of Directors and of the Audit Committee of Tiberius Acquisition Corporation (NASDAQ: TIBR) and as a member of the Board of Directors and of the Audit, Nominating and Corporate Governance, and Compensation Committees of Acacia Research Corporation (NASDAQ: ACTG).
Qualifications:   Having served for over 24 years in corporate leadership positions, Mr. Bradley has extensive financial, legal, and operational expertise. Given his comprehensive knowledge of the insurance industry and appreciation of the title space, his contributions and insights bring substantial value to the Company.
Mr. James Chadwick began working with Ancora Advisors LLC in 2014. His primary responsibilities are portfolio management and research for the firm’s Alternative Investments. Prior to joining Ancora Advisors LLC, Mr. Chadwick was the Managing Director of the private equity firm Harlingwood Equity Partners, LLC from 2009 through 2013. He previously founded and managed two special situations-focused hedge funds, PCI Partners LLC and Monarch Activist Partners LP. He began his investment career in 1999 working for the pioneering engagement investment fund Relational Investors LLC. At Relational Investors LLC, Mr. Chadwick participated in the fund’s investments in, among others, Aetna, Inc., Prudential, National Semiconductor, Mattel, Dial, and Sovereign Bancorp.
Mr. Chadwick is currently a director of Hill International. He received a Bachelor of Arts with honors from the University of California, Los Angeles.
Qualifications:   Mr. Chadwick’s over 19 years of investment experience with a focus on micro and small cap companies enable him to provide valued expertise to the Company. The Company benefits not only from his experience in investment activities, which include operating companies, banks and closed-end funds in a wide array of industries, but also from his experience serving as a director of eight public companies.
Mr. Glenn C. Christenson has been Managing Director of Velstand Investments, LLC, a private investment management company, since 2004. Between 1989 and 2007, Mr. Christenson held various positions, including Director, Chief Financial Officer, Chief Administrative Officer, and Executive Vice President as well as other management roles at Station Casinos, Inc. (now Red Rock Resorts, Inc.), a gaming entertainment company. Prior to that, Mr. Christenson was a partner of Deloitte Haskins & Sells (now Deloitte & Touche LLP) from 1983 until 1989, with duties including partner-in-charge of Audit Services for the Nevada Practice and National Audit Partner for the Hospitality Industry.
He served as a director of NV Energy from 2007 until 2013, where he served as Chairman of the Audit Committee and as a member of the Compensation and other committees. Mr. Christenson was a director of First American Financial Corporation from 2008 until 2011, where he served as Chairman of the Audit Committee. He served as director of Tropicana Entertainment, Inc. during 2010. Mr. Christenson is a Certified Public Accountant (“CPA”) and holds an undergraduate degree in Business Administration from Wittenberg University and Master of Business Administration in Finance from The Ohio State University.
Qualifications:   Mr. Christenson’s distinguished career as a CPA and range of roles in financial management provide in-depth understanding of practices and procedures regarding the Company’s financial and risk management interests. His significant experience and honors in the gaming, hospitality, and energy industries offer a unique business perspective to advancing the Company.
Mr. Robert L. Clarke serves as Chair of the Audit Committee. He is Of Counsel to Bracewell LLP, where he founded the law firm’s national and international financial services practice. Mr. Clarke was appointed U.S. Comptroller of the Currency by President Ronald Reagan in 1985, and served until 1992 under Presidents Reagan and George H. W. Bush. He has extensive experience in bank ownership and operations, and expert knowledge of banking laws, regulations, and supervision, both in the U.S. and internationally.
Mr. Clarke has served as a consultant to the World Bank, as senior advisor to the President of the National Bank of Poland and as a Director of the Dubai Financial Services Authority. He currently serves as an Advisory Director of Mutual of Omaha Bank. Mr. Clarke has previously served as a director and member of the Audit and Nominating and Corporate Governance Committees of the board of directors of Eagle Materials Inc., a NYSE-listed manufacturer of building materials (1994 – 2016), and as Chair of the Risk Committee and member of the Audit Committee of Mutual of Omaha Insurance Company (2006 – 2016). Mr. Clarke is a Trustee Emeritus of Rice University from which he received its Distinguished Alumnus and Gold Medal awards, and continues to serve as a member of its Audit and Public Affairs Committees. Additionally, Mr. Clarke is a Trustee and Treasurer of the Santa Fe Chamber Music Festival and a Trustee of its supporting Foundation, an Advisory Trustee of the Museum of New Mexico Foundation, and a Trustee of the Financial Services Volunteer Corps. He received a Bachelor of Arts in economics from Rice University, and an LL.B. from Harvard Law School.
Qualifications:   Mr. Clarke is a veteran attorney and banking professional with extensive experience in legal, regulatory, and corporate governance matters. His tenure in the U.S. government, along with his in-depth knowledge of banking and finance, provide valued expertise to the Company.
Mr. Frederick H. Eppinger served as President, Chief Executive Officer, and Executive Director for The Hanover Insurance Group from 2003 until his retirement in 2016. Mr. Eppinger was Executive Vice President of Property & Casualty Field and Service Operations for The Hartford Financial Services Group, Inc. from 2001 to 2003. From 2000 to 2001, he served as Executive Vice President of industry services, marketing, and service operations of ChannelPoint, Inc. He also served as a senior partner in the financial institutions group at McKinsey & Company.
Mr. Eppinger served on the board of directors for Hanover Insurance Group from 2003 to 2016. He currently sits on the board of Centene Corporation, a Fortune 500 healthcare company that provides services to government healthcare programs, commercial organizations and other healthcare providers. He also serves on the Board of Directors for QBE Insurance Group Limited, an Australian property and casualty insurance company. Mr. Eppinger earned his Bachelor of Arts from the College of the Holy Cross and a Master of Business Administration from Dartmouth.
Qualifications:   Mr. Eppinger has more than 30 years of experience in the insurance industry. As CEO of Hanover Insurance, Mr. Eppinger led the company’s growth from its regional status to a global property/casualty carrier. During his tenure, the company grew its total capital, book value, and earnings power and more than doubled in size.
Mr. Matthew W. Morris was elected Chief Executive Officer (“CEO”) of the Company in November of 2011. Having served for the prior five years as Senior Executive Vice President of the Company, Stewart Title Company, and Stewart Title Guaranty Company, in addition to serving as President of the Shared Services Division, Mr. Morris has an intimate knowledge of the Company and the industry.

He provides strategic leadership for the future of the Company, focusing on the people strategy, operational alignment, smart growth and maximizing stockholder value. In 2004, Mr. Morris joined the Company’s executive management team as Senior Vice President, Planning & Development. Additionally, Mr. Morris has served as a director for Cornerstone Strategic Value Fund, Inc., and Cornerstone Total Return Fund, Inc. since November 10, 2017, and is a member of the Audit Committee and Nominating and Corporate Governance Committee for both companies. Previously, he was the Director of a strategic litigation-consulting firm, offering trial and settlement sciences and crisis management.
Mr. Morris received a Bachelor of Business Administration in organizational behavior and business policy from Southern Methodist University, and a Master in Business Administration with a concentration in finance from The University of Texas.
Qualifications:   As a member of the Company’s founding family, with more than 13 years of management tenure, Mr. Morris has intimate knowledge of the Company’s associates, operations, legal and regulatory matters and history. The Company benefits from his business experience, his highly respected leadership and his extensive knowledge of the title industry.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE
Board of Directors
We are managed by a Board of Directors comprised of eight members, and the majority of the members of the Board of Directors are “independent” within the meaning of the listing standards of the NYSE. Assuming the election of the 2019 director slate set described above, these independent directors are: Thomas G. Apel, Glenn C. Christenson, Arnaud Ajdler, Robert L. Clarke, James Chadwick, C. Allen Bradley, Jr. and Frederick H. Eppinger. The Board of Directors has determined that none of these directors has any material relationship with us or our management that would impair the independence of their judgment in carrying out their responsibilities to us. In making this determination, the Board of Directors considers any transaction, or series of similar transactions, or any currently proposed transaction, or series of similar transactions, between us or any of our subsidiaries and a director to be material if the amount involved exceeds $120,000, exclusive of directors’ fees, in any of our last three fiscal years.
The roles of Chairman of the Board of Directors and CEO are separate and each role is held by a different individual. The Chairman of the Board of Directors is elected by the Board following the annual meeting of stockholders. As discussed below, the Chairman presides over the regular and any special meetings of our non-management directors. Our non-management directors meet prior to each regularly scheduled Board meeting.
All of our directors shall be elected at the 2019 Annual Meeting and hold office until the next annual election of directors or until his or her successor shall be chosen and shall be qualified, or until his or her death or the effective date of his or her resignation or removal for cause. Currently, the act of a majority of a quorum of the directors shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the Certificate of Incorporation, or the By-Laws.
The Company has a majority voting standard such that votes cast for any director must exceed the votes cast against such director in an uncontested election. The Company also requires a director who fails to receive a majority vote in an uncontested election to tender his or her resignation. Under the Company’s By-Laws, in a contested election (i.e., where the Secretary of the Company determines that the number of nominees exceeds the number of directors to be elected as of the date seven days prior to the scheduled mailing date of the proxy statement for such annual meeting of stockholders), the plurality voting standard would apply and a director nominee receiving a plurality of votes cast will be elected as a director. During 2018, the Board of Directors held 3 regular meetings, 7 special meetings, and executed 14 consents in lieu of meetings. All directors attended all of such meetings, except that three directors each missed one meeting. For 2019, the Board of Directors will have an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, and a Transaction Committee. See “Committees of the Board of Directors” below.
The Board has adopted the Stewart Code of Business Conduct and Ethics, Guidelines on Corporate Governance, and Code of Ethics for Chief Executive Officers, Principal Financial Officers, and Principal Accounting Officer, each of which is available on our website at stewart.com/corporate-governance and in print to any stockholder who requests it. We intend to disclose any amendment to or waiver under our Code of Ethics for Chief Executive Officers, Principal Financial Officers, and Principal Accounting Officer by posting such information on our website. Our Guidelines on Corporate Governance and the charters of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are available on our website at stewart.com/corporate-governance and in print to any stockholder who requests them. Our Guidelines on Corporate Governance strongly encourage attendance in person by our directors at our annual meetings of stockholders. All of our then elected directors attended our 2018 annual meeting of stockholders, except that one director did not attend.

Director Qualifications
Each of our directors is an individual of high character and integrity, with an inquiring mind, and works well with others. Each director nominee brings a unique background and set of skills to the Board, giving the Board of Directors, as a whole, competence and experience in a wide variety of areas, including insurance, real estate, technology, strategic planning, corporate governance, executive management, accounting, finance, government and international business. For information regarding the qualifications, backgrounds, and experience of our director nominees, please see each nominee’s biographical information set forth in “Proposal 1” above.
Risk Oversight
The Board of Directors has ultimate responsibility for protecting stockholder value. Among other things, the Board of Directors is responsible for understanding the risks to which we are exposed, approving management’s strategy to manage these risks, and monitoring and measuring management’s performance in implementing the strategy. The Board of Directors works with its committees and management to effectively implement its risk oversight role.
The Audit Committee, with the assistance of management, oversees the risks associated with the integrity of our financial statements, our compliance with legal and regulatory requirements, our liquidity requirements, cybersecurity protections and procedures, and other exposures to financial risk, and the Company’s enterprise risk management program. The Audit Committee reviews with management, independent accountants, and internal auditors (which internal audit function has been outsourced to Deloitte & Touche LLP) the accounting policies, the systems of internal controls and the quality and appropriateness of disclosure and content in the financial statements or other external financial communications. The Audit Committee, with the assistance of our legal and human resources departments, also performs oversight of our various conduct and ethics programs and policies, including the Stewart Code of Business Conduct and Ethics, reviews these programs and policies to assure compliance with applicable laws and regulations, and monitors the results of our compliance efforts. To the extent the Audit Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board of Directors.
The Nominating and Corporate Governance Committee, with the assistance of management, oversees risks associated with administering our Guidelines on Corporate Governance and is responsible for reviewing and making recommendations for selection of nominees for election as directors by the Common Stockholders. To the extent the Nominating and Corporate Governance Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board of Directors.
The Compensation Committee, with the assistance of management, oversees risks associated with our compensation programs and policies. To the extent the Compensation Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board of Directors.
Committees of the Board of Directors
For 2019, the Board of Directors will have the following committees (the “Committees”): an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee.
Audit Committee.   The Audit Committee’s duty is to assist the Board of Directors in fulfilling its oversight responsibility of  (i) the integrity of the financial statements of the Company, (ii) the independent registered accountants’ qualifications, independence, and performance, (iii) the Company’s system of controls over financial reporting, performance of its internal audit function and the independent registered accountants, and compliance with ethical standards adopted by the Company, and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee has sole authority to appoint or replace our independent registered accountants. The Audit Committee has the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties. The Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which is available on our website at stewart.com/corporate-governance. The Audit Committee currently consists of Robert L. Clarke (Chair), Glenn C. Christenson, and

Frederick H. Eppinger. During 2018, the Audit Committee held 7 regular meetings, at which all members were present. Each of the members of the Audit Committee is “independent” as defined under the listing standards of the NYSE and the Exchange Act of 1934, as amended (the “Exchange Act”), and the Board of Directors has determined that Messrs. Clarke, Christenson and Eppinger are “audit committee financial experts” as defined in the rules of the SEC. No member of our Audit Committee serves on the audit committees of more than three public companies.
The Audit Committee has established procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
Persons wishing to communicate with the Audit Committee may do so by writing in care of the Chair, Audit Committee, Stewart Information Services Corporation, 1360 Post Oak Boulevard, Suite 100, Houston, Texas 77056.
Nominating and Corporate Governance Committee.   It is the Nominating and Corporate Governance Committee’s duty to (i) identify individuals who may become Board members or advisory directors, (ii) select or recommend director nominees for the next annual meeting of stockholders, (iii) develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company, (iv) provide oversight of the Company’s corporate governance, and oversee the evaluation of the Board of Directors, its Committees and management. The Nominating and Corporate Governance Committee currently consists of Thomas G. Apel (Chair), James Chadwick and C. Allen Bradley, Jr., each of whom is “independent” as that term is defined in the listing standards of the NYSE. The Nominating and Corporate Governance Committee held 4 meetings during 2018, at which all members were present. Our Nominating and Corporate Governance Committee’s charter is available on our website at stewart.com/corporate-governance.
Our Guidelines on Corporate Governance require that a majority of our Board of Directors be “independent” as that term is defined in the rules of the NYSE. As described above, a majority of our current Board of Directors is “independent” under the listing standards of the NYSE. In considering candidates for election as independent directors, our Guidelines on Corporate Governance also provide that the Nominating and Corporate Governance Committee shall be guided by the following principles:
•
Each director should be an individual of the highest character and integrity and have an inquiring mind, experience at a strategic or policy-setting level, or otherwise possess a high level of specialized expertise, and the ability to work well with others. Specialized knowledge and experience that will augment Board effectiveness and support the growth of the Company is also considered;

•
Each director should have sufficient time available to devote to our affairs to carry out the responsibilities of a director and, absent special circumstances approved by the Board; no director should simultaneously serve on the board of directors of more than three public companies. Directors are qualified for service on the Board of Directors only if they are able to make a commitment to prepare for and attend on a regular basis meetings of the Board of Directors and its Committees;

•
Each independent director should be free of any significant conflict of interest that would interfere with the independence and proper performance of the responsibilities of a director. Directors to be nominated for election by our Common Stockholders should not be chosen as representatives of a constituent group or organization; rather each should utilize his or her unique experience and background to represent and act in the best interests of all stockholders as a group;

•
Directors should have equity ownership in the Company.

The Board of Directors does not have a formal policy with respect to Board nominee diversity. In recommending proposed nominees to the full Board, the Nominating and Corporate Governance Committee is charged with building and maintaining a Board that has an ideal mix of talent and experience to achieve our business objectives in the current environment. In particular, the Nominating and Corporate Governance Committee is focused on relevant subject matter expertise, depth of knowledge in key areas that are important to us, and diversity of thought, background, perspective, and experience so as to facilitate robust debate and broad thinking on strategies and tactics pursued by us. There are no minimum requirements for nomination.
Each director is required to own an amount of Common Stock equal to a multiple of five times the director’s annual retainer, beginning in 2017. Each director has five years, from the later of their initial election and January 2017, to acquire the required amount of Common Stock. Stock ownership requirements have been designed in such a way that the ability of the Board of Directors to recruit diverse Board candidates will not be impaired, yet Board members will have a strong alignment with stockholders’ interests. Currently, five of the eight directors hold shares in excess of the shares required to meet the ownership guideline.
Pursuant to our By-Laws, the Nominating and Corporate Governance Committee will accept and consider nominations by stockholders of persons for election by our Common Stockholders to our Board of Directors. To be considered for nomination at our 2020 annual meeting of stockholders, stockholder nominations must be received by us no later than March 21, 2020, and no earlier than February 20, 2020. Persons wishing to submit the names of candidates for consideration by the Nominating and Corporate Governance Committee may submit such nominations in writing addressed to the Nominating and Corporate Governance Committee in care of the Secretary, Stewart Information Services Corporation, 1360 Post Oak Boulevard, Suite 100, Houston, Texas 77056. Any such submission should include the candidate’s name, credentials, contact information and consent to be considered as a candidate.
Compensation Committee.   It is the duty of the Compensation Committee to assist the Board of Directors in discharging its responsibilities relating to the Company’s compensation policies, the compensation of the Company’s officers and senior managers, and to produce the required report on executive compensation for inclusion in the Company’s annual proxy statement. For 2019, the Compensation Committee members are Glenn C. Christenson (Chair), Arnaud Ajdler, and James Chadwick. During 2018, C. Allen Bradley also served on the Compensation Committee, which held 4 meetings, at which all members were present, except that one member missed one meeting, and executed 9 consents in lieu of meetings. Our Board of Directors has determined that each member of our Compensation Committee is “independent” as that term is defined under the listing standards of the NYSE.
The Compensation Committee functions pursuant to its charter, which is available on our website at stewart.com/corporate-governance. The Compensation Committee’s specific duties and responsibilities include, but are not limited to, the following:
•
Establishing and monitoring the basic philosophy and policies governing the compensation of executive officers, and employees or officers of the Company who are also serving as members of the Board of Directors;

•
Reviewing recommendations submitted by the CEO, then approving and submitting to the Board for formal ratification any decisions with respect to the compensation for executive officers and officers of the Company who also are serving as members of the Board of Directors. These recommendations may include base pay, incentive compensation plans, perquisites, equity-based plans and relevant metrics and target award levels;

•
Approving and submitting to the Board for formal ratification compensation decisions with respect to the compensation plan of the CEO;

•
Recommending a pay-for-performance based CEO compensation plan to the Board of Directors and overseeing administration of the plan, including evaluating the CEO’s performance in light of the goals under the plan;

•
Reviewing and approving employment agreements, severance agreements and change in control agreements with the executive officers and any employees or officers of the Company who are also serving as members of the Board of Directors;

•
Reviewing the overall compensation structure and programs for all employees (including a review of any risks to the Company that may arise from such structure or programs);

•
Approving the equity-based compensation plans of the Company;

•
Reviewing and discussing with management the disclosures in this proxy statement’s Compensation Discussion and Analysis (the “CD&A”), making a recommendation to the Board of Directors regarding the inclusion of the CD&A in this proxy statement, and producing a Compensation Committee Report for inclusion in the Company’s proxy statement, each in accordance with the requirements of the SEC.

The Compensation Committee has the sole authority to retain and terminate any independent compensation consultant. The Compensation Committee is responsible for determining the independence of its advisors by taking into consideration all factors relevant to advisor independence, including the factors set forth in the NYSE Listed Company Manual. The Compensation Committee has authority to direct the work of the compensation consultants and establish the consultants’ fees. It may also obtain advice and assistance from other advisors it determines necessary for effective completion of its duties. The Company is required to fund (i) the Compensation Committee’s approved expenses for any independent advisors employed by the Compensation Committee and (ii) any other reasonable expenses incurred by the Compensation Committee.
Transaction Committee.   On March 18, 2018, Stewart entered into a definitive merger agreement with Fidelity National Financial, Inc. (“FNF”), A Holdco Corp. (“Merger Sub I”) and S Holdco LLC (“Merger Sub II”) pursuant to which Merger Sub I will merge with and into Stewart, and Stewart will subsequently merge with and into Merger Sub II, with Merger Sub II surviving the mergers as a direct wholly-owned subsidiary of FNF (the “FNF Merger”). The Transaction Committee is responsible for overseeing (i) actions taken by the Company and its subsidiaries in connection with obtaining the antitrust and insurance filings and approvals required in connection with the FNF Merger, (ii) the administration of the retention plan contemplated by the FNF Merger agreement, (iii) the performance of the Company’s obligations under the FNF Merger agreement and (iv) all other actions taken by the Company and its subsidiaries in furtherance of completing the FNF Merger. The Transaction Committee consists of Glenn C. Christenson and Frederick H. Eppinger.
Compensation Committee Interlocks and Insider Participation
None of the current or former members of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.
Sessions of Independent Directors
Our independent directors meet at regularly scheduled sessions without management. The Chairman of the Board presides at those sessions. Persons wishing to communicate with our non-management directors may do so by writing in care of the Chair, Audit Committee, Stewart Information Services Corporation, 1360 Post Oak Boulevard, Suite 100, Houston, Texas 77056. Persons wishing to communicate with our other directors may do so by writing in care of the Secretary, Stewart Information Services Corporation, at the same address.

EXECUTIVE OFFICERS
The following table sets forth the names and positions of our executive officers as of April 26, 2019:
Matthew W. Morris	Chief Executive Officer
David C. Hisey	Chief Financial Officer, Secretary and Treasurer
John L. Killea	President, Chief Legal Officer and Chief Compliance Officer
Tara S. Smith	Group President
Steven M. Lessack	Group President
Ann M. Manal	Chief Human Resource Officer
John A. Magness	Group President
Brad A. Rable	Chief Information Officer
Below is biographical information for our executive officers:
Matthew W. Morris.   Matthew W. Morris, 47 years old, was elected CEO of the Company in November of 2011. Having served for the prior five years as Senior Executive Vice President of the Company, Stewart Title Company, and Stewart Title Guaranty Company (“STGC”), in addition to serving as President of the Shared Services Division, Mr. Morris has an intimate knowledge of the Company and the industry. He provides strategic leadership for the future of the Company, focusing on the people strategy, operational alignment, smart growth, and maximizing stockholder value. In 2004, Mr. Morris joined the Company’s executive management team as Senior Vice President, Planning & Development. Additionally, Mr. Morris has served as a director for Cornerstone Strategic Value Fund, Inc., and Cornerstone Total Return Fund, Inc. since November 10, 2017, and is a member of the Audit Committee and Nominating and Corporate Governance Committee for both companies. Previously, he was the Director of a strategic litigation-consulting firm, offering trial and settlement sciences and crisis management. Mr. Morris received a Bachelor of Business Administration in organizational behavior and business policy from Southern Methodist University, and a Master in Business Administration with a concentration in finance from The University of Texas.
David C. Hisey.   David C. Hisey, 58 years old, serves as Chief Financial Officer (“CFO”), Secretary and Treasurer of the Company. He leads Stewart’s financial organization and strategy, overseeing financial planning and analysis, accounting, treasury and audit functions, as well as investor relations and property management. As CFO, Mr. Hisey partners with each area of the business to help with their financial and commercial success, focusing on top-line growth and bottom-line margin enhancement. Mr. Hisey has more than 30 years of financial leadership experience and holds a Bachelor of Business Administration magna cum laude in Accounting from James Madison University and is a Certified Public Accountant in the Commonwealth of Virginia.
John L. Killea.   John L. Killea, 63 years old, with over 37 years of legal experience, is the President, Chief Legal Officer and Chief Compliance Officer of the Company. Mr. Killea is responsible for the underwriting, claims, litigation, compliance, corporate governance and regulatory areas for SISCO and its affiliated companies. Mr. Killea joined the Company in 2000 as Counsel in the claims and agency underwriting areas for Stewart Title Insurance Company (“STIC”), the Company’s New York underwriter. He served as Chief Claims Counsel and General Counsel for STIC and currently serves as its Chairman and CEO in addition to his other roles. Since his appointment in 2008 he has served as General Counsel for STGC. He is a member of the executive committees of STGC and STIC. Mr. Killea is also a member of the board of directors of STGC, Stewart Title Company, STIC and Stewart Title Limited, Stewart’s international underwriter. Mr. Killea received a Bachelor of Arts cum laude from Lafayette College and a Juris Doctorate from Fordham University School of Law. He is a member of the New York State Bar Association and has been admitted to practice in the State of New York and the United States District Court for both the Eastern and Southern Districts of New York.

Steven M. Lessack.   Steven M. Lessack, 65 years old, is President of STGC, and Chief Executive Officer of Stewart Title Limited, overseeing the Company’s business activities in the United Kingdom, Europe and Australia. In 1997 he opened the Company’s Canadian operation, and he is responsible for the Company’s expansion activities outside of the United States. With more than 35 years of title insurance and related real estate knowledge, he also holds the position of Group President for SISCO. In this position, in addition to International Operations, he is responsible for and oversees our Commercial Services group, Asset Preservation, Inc. and Stewart Insurance Risk Management within the United States. Prior to joining Stewart, Mr. Lessack was an independent agent of Stewart Title Insurance Company, the Company’s New York underwriter, which has offices throughout upstate New York. He attended California State University in San Bernardino.
Ann M. Manal.   Ann M. Manal, 52 years old, is the Chief Human Resource Officer of the Company. Ms. Manal is responsible for the people side of the business focusing on driving business results through talent solutions. With more than 25 years of experience, Ms. Manal joined the Company in 2016 after a career in human resource consulting working with Willis Towers Watson, Mercer and Deloitte Consulting LLP focusing on financial services, consumer products and energy industries. Ms. Manal received her Bachelor of Business Administration from Golden Gate University in San Francisco.
John A. Magness.   John A. Magness, 59 years old, serves as Group President, and drives revenue growth, organizational expansion, strategic recruitment and acquisitions for Stewart, as well as provides strategic oversight to Stewart’s U.S. Direct Operations. Prior to joining Stewart, Mr. Magness most recently served as President of Old Republic Title where he led all revenue-producing efforts for direct and agency operations, commercial operations, technical service operations and entities in the title group. Mr. Magness is well-respected in the industry, with deep knowledge and a strong track record from nearly 35 years in title insurance and real estate. His extensive leadership experience allows for rapid expansion, effective management of potential acquisitions and continued growth opportunities. Mr. Magness works across all business lines to increase market share, maximize profitability and support Stewart’s 2020 Game Plan. His specific concentration on enhancing Stewart’s branch offices strengthens the support and resources delivered to direct operations associates and customers. Mr. Magness holds a Bachelor of Business Administration in Marketing from the University of Houston and is a member of the American Land Title Association.
Brad A. Rable.   Brad Rable, 52 years old, serves as Chief Information Officer (“CIO”) for the Company. A veteran IT leader and executive with significant experience in developing major initiatives, Mr. Rable is responsible for all areas of digital business enablement, enterprise technology solutions, enterprise title fulfillment shared services, and related strategies. Prior to joining Stewart, Mr. Rable was an executive partner with Gartner Executive Programs. He previously served as Executive Vice President, CIO, and Chief Strategy Officer for AIG/United Guaranty, leading the technology and product development divisions, as well as the innovation team that launched the AIG Mortgage Advisory Company. Mr. Rable received a Master of Arts in computer information resource management from Webster University, Missouri, and a Bachelor of Science in management information systems from Bowling Green State University, Ohio.
Tara S. Smith.   Tara S. Smith, 39 years old, serves as Group President of Stewart’s Agency Operations. In this role, she oversees Stewart’s independent title agency network of Trusted Providers™ and all products and services offered to our agency network. Ms. Smith joined Stewart in 2013 with 12 years in public accounting through which she provided strategic guidance to clients in the oil-and-gas and financial services industries. Her leadership, deep knowledge, strategy implementation and problem-solving led to her rising through leadership roles that included the positions of Vice President, Agency Financial Director, and executive vice president. Ms. Smith was named one of Housing Wire’s 2017 “Women of Influence” for her contributions to the industry. She earned a Bachelor of Business Administration in finance from the University of Texas at Austin.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
The Board has established a Compensation Committee (the “Committee”) of independent directors, which operates under a written charter adopted by the Board on April 28, 2017. The Charter is reviewed annually and is available in the “Corporate Governance” section of our web site: stewart.com/corporate-governance.
The following Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program in 2018. The program’s objective is to maintain a strong pay-for-performance culture to attract, retain and motivate the key leaders who serve our Company and our stockholders. The following pages explain the process, objectives and structure of the executive compensation decisions undertaken by our Compensation Committee and our Board of Directors for 2018. This CD&A is intended to be read in conjunction with the tables beginning on page 17below, which provide detailed historical compensation information for our Named Executive Officers (“NEOs”).
For 2018, our NEOs were:
Named Executive Officer (NEO)	Title
Matthew W. Morris	Chief Executive Officer
David C. Hisey	Chief Financial Officer, Secretary and Treasurer
John L. Killea	President, Chief Legal Officer and Chief Compliance Officer
John A. Magness	Chief Corporate Development Officer
David A. Fauth	Group President
Executive Summary
We are committed to providing value to our stockholders. We acknowledge the strong support for our compensation programs expressed in our 2018 Say on Pay Vote. We continue to dedicate significant efforts to ensure our executive compensation programs evolve with our long-term business strategy, feedback from our stockholders, and market best practices. We are confident that the discussion below makes it clear that we maintain an executive compensation program that aligns the interests of our executives with those of our stockholders and other stakeholders.
Update on Merger with Fidelity National Financial Group
With respect to the proposed merger with FNF, we the Company continues to work with FNF to respond to the Second Request of the Federal Trade Commission (FTC). FNF has also filed a new Form A application with the New York State Department of Financial Services, which disapproved a prior application with respect to Stewart Title Insurance Company, our New York domiciled title insurance underwriter. The Company will continue to respond to the FTC’s Second Request and maintain discussions with all other necessary regulatory bodies to seek approval of the proposed merger.
2018 Business Highlights and Performance
We remain focused on growing our core retail title operations and increasing our commercial market share and closing our merger.
Other matters of note for the year include:
•
Throughout 2018, we remained focused on growing our title revenues even though the interest rate environment created a negative influence on refinance transaction volume. We also focused significant efforts on closing our merger with FNF as we worked through the regulatory approval process;

•
Total consolidated assets of SISCO were $1.4 billion at December 31, 2018, and we reported book value per share of  $28.66, a slight increase from 2017;

•
The balance sheet strength of our primary underwriter, STGC, continued to improve in 2018, ending the year with its highest ever policyholder surplus of  $574.8 million, an increase of 6% over 2017. In addition, STGC maintained a liquidity ratio (liquid assets to total liabilities) of 109% and maintained its high ratings of A-, A” and A- from FitchRatings, Demotech and A.M. Best, respectively;

•
2018 consolidated revenues declined approximately 2.5% to $1.91 billion as a result of declines in revenues from our Direct and Agency business due to lower refinance transaction volume resulting from a higher interest rate environment, as well as lower ancillary services revenues;

•
2018 consolidated EBITDA, adjusting for non-operating and non-recurring charges and credits (as detailed in our fourth quarter 2018 earnings release), increased 3% to $116.7 million while total operating revenues declined 2.4%;

•
Our title segment’s full year 2018 pretax earnings were $108.3 million, a 4.8% improvement, compared to $103.4 million in 2017;

•
Our ancillary services and corporate segment pretax loss was $35.8 million compared to a loss of  $28.3 million in 2017. The increased loss was attributable to increased third-party advisory expenses related to the FNF merger transaction;

•
Our total 2018 commercial revenues improved 5.3% from the prior year as a result of increased domestic transaction volume, partially offset by a slight decrease in our international commercial operations;

•
We reported stronger fourth quarter 2018 results when compared to the prior year quarter. Pretax earnings (as detailed in our fourth quarter earnings release) were $19.7 million compared to $17.5 million in the prior year. Adjusted EBITDA for the fourth quarter 2018 increased 23% to $37.5 million compared to $30.5 million in the prior year quarter.

We continue to generate significant growth in stockholder value, with a five-year total return to stockholders of 43%, which is at the 67th percentile of our performance comparator group.

Five Year STC and Performance Comparator Group Total Return
12/31/2013 to 12/31/2018
Total Shareholder Return - Indexed to 12/30/2013
100%
80%
60%
40%
20%
0%
-20%
-40%
12/31/2013
12/31/2014
12/31/2015
12/30/2016
12/29/2017
12/31/2018
93%
Pay Comparator Group 75th Percentile 63%
51%
54%
STC 43%
42%
42%
25%
15%
15%
18%
1%
25%
Pay Comparator Group Median 23%
-4%
-1%
-16%
-16%
-29%
Pay Comparator Group 25th Percentile -20%

The performance comparator group consists of a broad group of publicly-held companies within a real-estate index including home builders, insurance underwriters, mortgage originators and real-estate technology companies, which together represent the cyclical nature of the real-estate sector. This performance comparator group is also used in determining relative Company performance for purposes of the Long-Term Incentive Plan described beginning on page 26.

CEO Pay At-A-Glance
The majority of CEO pay is variable and linked to drivers of financial performance or growth in stockholder value. The chart below shows the elements of CEO total direct compensation (base salary, annual bonus, and grant date or target value of annual equity grants) for the past three years.
As shown, for each year in the chart below, CEO total direct compensation has a significant variable compensation component equal to 70 to 80% during the three-year period from 2016 to 2018. Our annual short-term incentive plan (“STI”) is tied to annual operational and financial performance, while our long-term incentive plan (“LTI”) is tied to long-term financial and stock price performance.
Response to 2018 “Say on Pay” Vote and Program Changes
Similar to 2017, an overwhelming majority of the votes on our 2018 Say on Pay proposal were cast in favor of the proposal. Specifically, 98.5% of shares were voted in favor of our Say on Pay proposal. The Compensation Committee interprets this strong level of support as affirmation of the overall structure of our program and our approach to making compensation decisions. As our business continues to evolve, we are committed to the continuous improvement of our program to ensure alignment with our business priorities, leadership strategy and stockholder interests.
Our Executive Compensation Practices
Below we highlight our key executive compensation practices, both the practices we have implemented to drive performance, and the practices we have not implemented because we do not believe they would serve our stockholders’ interests.
What We Do	What We Don’t Do
Performance-based short-term and long-term compensation	No liberal share recycling under our long-term incentive plan

What We Do	What We Don’t Do
Heavy emphasis on variable pay	No excise tax gross-ups upon change in control
Beginning with 2019 grants, double-trigger vesting of cash severance payments and equity upon change in control	No repricing of underwater stock options
Clawback policy	No hedging transactions or short sales by executive officers or directors permitted
Equity ownership guidelines	No significant perquisites
Independent compensation consultant
Regular review of share utilization
What Guides Our Program
Compensation Philosophy and Objectives
Stewart’s executive compensation structure follows a “pay-for-performance” philosophy designed to create stockholder value by rewarding the achievement of our long-term goals and short-term goals that drive long-term results. Each executive’s pay-for-performance compensation package represents a fair and competitive compensation arrangement to promote a meaningful work experience including personal fulfillment, competitive pay and job security.
Our executive compensation program rewards enhanced financial performance of the Company and maximizes stockholder value by aligning short-term and long-term interests of our executive officers with those of our stockholders. The program is designed to better serve our stockholders by rewarding strategic performance, including growing revenue, reducing costs, enhancing service and responding to regulatory requirements. In 2018, our executive compensation program also emphasized executive retention in light of the announcement of the FNF Merger.
Our Company’s programs are intended to:
•
Attract, retain, and motivate individuals of outstanding ability in key executive positions;

•
Create superior stockholder value by rewarding strong business performance aligned with Company strategies;

•
Ensure performance-based compensation does not encourage excessive risk taking;

•
Provide economic incentives for retention; and

•
Focus executives on both the short- and long-term Company performance goals.

Our executive compensation also is intended to be market competitive. For 2018, the Compensation Committee approved “total direct compensation opportunity” for each executive officer consisting of base salary, target short-term incentive compensation and target long-term incentive compensation. The intent is for total direct compensation to be competitive among the comparator group, specifically targeting the pay comparator group median. The Compensation Committee also considers historical and individual circumstances, including tenure, experience, individual performance, retention factors and the availability of comparable data for each position.
The Compensation Committee believes the majority of executive officer compensation should be “at-risk,” with the realized value heavily dependent upon the Company’s financial, operational and stockholder return performance. We believe executive officers should be rewarded appropriately for their efforts when financial performance meets or exceeds established objectives. Likewise, incentive compensation may be reduced or eliminated if performance does not meet established goals.
Incentive compensation is designed to appropriately balance annual results and the Company’s sustained, multi-year success. Short-term awards primarily are payable in cash, while long-term awards are equity-based.

Implementing the Philosophy
To provide NEOs with compensation that is competitive and also reasonable from a stockholder perspective, target pay levels generally fall within the median range for the pay comparator group. Our NEOs then have the opportunity to earn realized compensation in excess of the median in return for exceeding performance goals.
•
Base salary for a NEO is established after considering external market rates, executive officer performance, Company performance, experience and internal equity.

•
Short-term incentives (STI) are designed to motivate NEOs to achieve key annual objective measures of financial performance, operating performance and key individual and Company-wide strategic goals. Consistent with our philosophy, short-term incentive awards are linked to specific annual improvement and operational excellence metrics.

•
Long-term incentive (LTI) plan grants further incent NEOs to enhance stockholder value. Our long-term incentive program’s equity-based awards, multi-year vesting and pre-established performance conditions align NEO interests with those of our stockholders. Alignment is also reinforced through share ownership guidelines.

Our NEOs and executive officers are eligible for additional benefits and limited perquisites in line with market practice, as well as the same health and welfare benefits available to our general employee population.
Pay Mix
The core principle of our executive officer compensation philosophy is pay-for-performance. Accordingly, our executive officer compensation program is heavily weighted toward “at-risk” performance-based compensation. We have three elements of target total direct compensation: base salary; short-term incentive target opportunity; and long-term incentive target opportunity. As illustrated in the chart below, in 2018, 75% of target total direct compensation to our CEO was variable and at risk, while 68% of other NEO(1) compensation was variable and at-risk.
2018 Target Total Direct Compensation

(1)
For this comparison chart, the Other NEOs consist of: Messrs. Killea, Hisey, Magness, and Fauth.

The Decision-Making Process
The Compensation Committee, management and the Committee-retained independent compensation consultant collaborate in designing the executive officer compensation plan with the shared goal of developing and implementing a plan which will assist the Company in the accomplishment of its strategic objectives, fairly reward executive officers, and be stockholder friendly as discussed below.
The Role of the Compensation Committee
The Compensation Committee oversees the executive officer compensation program and is comprised solely of independent, non-employee members of the Board of Directors. Details of the Committee’s authority and responsibilities are specified in its Charter and are available at stewart.com/corporate-governance.
The Compensation Committee determines the components and amount of compensation for our NEOs and other executive officers and provides overall guidance for employee compensation policies and programs. The Committee retains an independent compensation consultant who provides relevant information and best practice advice. The Compensation Committee reviews and sets the compensation of the CEO, evaluates CEO performance and compensation in executive session without management present, and consults with the CEO for compensation recommendations for other executive officers. The CEO’s recommendations are based upon the achievement of targeted metrics, the performance of the individual’s respective business or function and employee retention considerations. The Compensation Committee reviews current compensation best practices with its independent compensation consultant, considers our CEO’s recommendations and approves in its sole discretion any compensation changes affecting our executive officers.
The Role of Management
Members of management assist the Compensation Committee by providing individual and aggregate pay recommendations that management believes recognize individual contribution and provide market-competitive compensation for executive officers consistent with the Company’s compensation philosophy. As part of this process, management collaborates with the Compensation Committee regarding the information provided on market trends, potential compensation plan designs, and industry trends, before making recommendations to the Compensation Committee. In support of 2018 compensation plans, management:
•
Recommended base salaries and incentive target levels for executive officers other than the CEO; and,

•
Proposed incentive metrics and targeted performance levels for the short- and long-term incentive plans.

At the end of the 2018 performance year, management reviewed metric-based performance relative to goals in 2018 for each executive officer, and the CEO presented recommendations regarding short-term incentive and long-term incentive award payouts for each of the executive officers besides himself.
The Compensation Committee reviews and discusses management’s recommendations in executive session in conjunction with its independent compensation consultant when making compensation decisions or recommendations to the full Board.
The Role of the Compensation Consultant
For the 2018 plan year, the Compensation Committee engaged Board Advisory, LLC to assist in providing a comprehensive assessment of its executive officer compensation programs. The Compensation Committee retained the sole authority to select, retain, terminate, and approve fees and other retention terms of the relationship with Board Advisory.

The Committee’s compensation consultant provides various executive officer compensation services to the Compensation Committee. Generally, these services include advising the Compensation Committee on the principles of our executive officer compensation program and providing market information and analysis regarding the competitiveness of our program design and award values in relation to performance. In addition, the consultants attended meetings of the Compensation Committee, as requested by the Compensation Committee Chair.
The NYSE has adopted guidelines for compensation committees to consider when identifying compensation committee advisor independence. The Compensation Committee reviewed these guidelines and determined that Board Advisory is an independent consultant under these guidelines. Board Advisory performs no services for the Company other than those specific to Board Committee assignments regarding executive officer and non-employee director compensation.
Our management communicated with the consultant and provided data to the consultant regarding our executive officers, but did not direct the consultants’ activities, which were directed by the Compensation Committee.
Benchmarking and Pay Comparison
When considering our compensation practices and levels, the Compensation Committee reviews the compensation practices and pay levels of a comparator group companies to determine market levels. Since there are only four publicly held title insurance companies, and two of those are substantially larger than Stewart, a pay comparator group was established by the Committee that reflects companies of comparable size who share a comparable labor market. The Compensation Committee periodically reviews the composition of this group to ensure that the companies in the group are relevant for comparative purposes and that the companies in the group have executive officer positions with responsibilities and scope similar to ours. In order to identify an appropriate comparison group, the Compensation Committee and their independent compensation consultant reviewed data for potential comparators relating to revenue, including the role of agency revenue, market capitalization, and sector within the insurance industry. The Compensation Committee also considered business focus (such as title companies, property/casualty insurance companies, reinsurance companies, and similar companies within the insurance sector) and the relevance of the company as a comparator based on a “comparator of comparators” comparison (including comparator companies of the other publicly-held title companies).
During 2016 the Committee established the following comparator group for purposes of pay comparison. The group was modified in 2017 and 2018 to adjust for comparator companies no longer publicly traded.
Company	Market Capitalization ($M)	Revenue ($M)
Ambac Financial Group, Inc.	$849.7	$510.7
Argo Group Int’l Hldgs, Ltd.	$2,392.8	$1,794.5
Donegal Group Inc.	$372.4	$771.8
EMC Insurance Group Inc.	$685.0	$660.7
Employers Holdings, Inc.	$1,312.9	$800.4
Horace Mann Educators Corp	$1,441.5	$1,191.6
Kemper Corporation	$4,999.9	$3,725.1
Maiden Holdings, Ltd.	$62.3	$2,164.8
MBIA Inc.	$934.3	$162.0
Mercury General Corp	$2,760.4	$3,380.0
MGIC Investment Corp	$4,595.0	$1,123.8

Company	Market Capitalization ($M)	Revenue ($M)
National General Holdings	$2,697.1	$4,608.0
Navigators Group, Inc.	$2,083.1	$1,443.2
ProAssurance Corporation	$1,883.8	$886.0
Radian Group Inc.	$4,305.2	$1,273.0
RLI Corp.	$3,096.7	$834.2
Safety Insurance Group	$1,326.3	$836.5
Selective Insurance Group	$3,742.9	$2,586.1
State Auto Financial Corp	$1,400.6	$1,275.8
United Fire Group, Inc.	$1,100.2	$1,070.2
Pay Comparator Group Median	$1,662.7	$1,157.7
Stewart Information Services, Inc.	$1,013.5	$1,907.7
STC Percentile Rank in Comparator Group	24th%	80th%
Executive Compensation Risk Management
The Compensation Committee does not believe that the Company’s compensation policies and practices encourage excessive or unnecessary risk-taking by our executive officers and other employees. In fact, the Compensation Committee believes that our compensation program is designed with an appropriate mix of compensation to mitigate these risks. Practices include:
•
Setting base compensation for executive officers within reasonable ranges of our competitive market and rewarding executive officers through our short-term incentives and long-term incentive plans for exceptional performance when the Company outperforms, which we believe aligns management’s interests with stockholders’ interests;

•
Utilizing financial, operational and individual performance measurements under the short-term incentive plan that require both objective and subjective performance determinations, with discretion retained by the Compensation Committee to consider any imprudent risk assumption that led to short-term gains and adjust the awards produced under such plan accordingly;

•
Incorporating performance-based long-term incentives, which encourage consistent behavior and reward long-term, sustained performance of the Company;

•
Prohibiting trading of derivatives or hedging by executive officers and directors, as required in the Company’s Security Trading and Investment Policy;

•
Employing a clawback policy to recover any wrongfully earned performance-based compensation, including stock-based awards, which is designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct;

•
Regularly benchmarking our current compensation practices, policies and pay levels with our pay comparator group;

•
Requiring a mandatory forfeiture of grants of unvested equity upon a termination by the Company for cause;

•
Ensuring that our executive officer compensation program is overseen by a Committee of independent directors, who are advised as needed by both internal and external risk experts; and

•
Use of share ownership guidelines; requiring retention of equity awards to the extent of guideline ownership levels.

Elements of 2018 NEO Compensation
Base Salaries
The Company pays an annual base salary to each NEO in order to provide them with a fixed rate of cash compensation during the year. In establishing base salaries, the Compensation Committee considers a variety of factors, including internal pay equity, operational performance as it relates to an executive officer’s level of duties and responsibilities applicable to the position held, and historical compensation information. We believe that this is critical to motivate and retain our executive officers who each have leadership talents and business expertise that make them attractive to other companies.
In connection with its annual review of executive officer compensation, the Compensation Committee considered each NEOs base salary, and elected to make no changes to salary levels for 2018. Resulting pay levels reflected the Compensation Committee’s evaluation of market data and the performance of the executive officers. The base salaries of each NEO are shown in the table below:
NEO	2017 Base Salary	2018 Base Salary	% Change
Matthew W. Morris	$600,000	$600,000	0%
David C. Hisey	$450,000	$450,000	0%
John L. Killea	$450,000	$450,000	0%
John A. Magness	$450,000	$450,000	0%
David A. Fauth	$367,000	$367,000	0%
Short-Term Incentives
Short-Term Incentive Plan for 2018
The Compensation Committee believes short-term incentive compensation is a necessary component in providing a competitive pay opportunity. Further, we believe our short-term incentive approach reinforces to our executive officers the importance of meeting our financial and strategic objectives.
Setting Target Award Opportunities
The Compensation Committee established a target award amount for each NEO as a percentage of base salary. This target is used at the end of the year as the base point for determining any actual award earned. The Compensation Committee sets the target award opportunities based on each NEO’s level of responsibilities and ability to impact our business results, as well as relative to benchmark pay data, as outlined on page 22. The 2018 target award opportunities were as follows:
NEO	Base Salary	Short-Term Incentive Target (as a % of Base Salary)	Short-Term Incentive Target
Matthew W. Morris	$600,000	100%	$600,000
David C. Hisey	$450,000	100%	$450,000
John L. Killea	$450,000	100%	$450,000
John A. Magness(1)	$450,000	100%	$450,000
David A. Fauth	$367,000	75%	$275,250

(1)
As part of the negotiations to attract Mr. Magness to the Company, his employment contract had 2018 guaranteed target short-term incentive amount of  $450,000 paid in equal portions on a quarterly basis.

2018 Performance Metrics, Goals, Results and Bonus Payouts
The Compensation Committee established performance goals for each NEO for 2018, as well as the applicable weight for each of the goals, based on their respective roles within the organization. For Messrs. Morris, Hisey, Killea, and Magness, short-term incentive bonus payouts are 100% dependent on the achievement of corporate goals. For Mr. Fauth, the short-term incentive bonus payout is dependent on the achievement of the same corporate goals as the other NEOs, but are further balanced with business-specific goals that are more closely tied to his role within his business unit.
For 2018, our goals were based upon our internal business plan, including specific tactics to support our strategy.
For each goal, the achievement of threshold performance results in a payout multiple of 25% of target, and the achievement of maximum performance results in a payout multiple of 225% of target. Performance below threshold levels results in no payout for that incentive component.
The following tables provide a breakdown of targeted award opportunities, metrics utilized to determine short-term incentive payout, performance levels, performance results, and the actual short-term incentive payout as a percent of the target amount indicated in the table above for each NEO. Performance range numbers are rounded. A description of each goal is provided in a table below.
Corporate Performance Goals — Messrs. Morris, Hisey, Killea, and Magness
Goal Weight	Goal	Performance Range			2018 Result	Payout as a % of Target
		Minimum	Target	Maximum
1/3rd	Modified EBITDA	$101.4M	$144.9M	$188.3M	$115.2M	49%
1/3rd	Modified Pre-Tax Margin	3.97%	5.67%	7.36%	4.53%	50%
1/3rd	Modified ROE	6.33%	9.04%	11.75%	8.67%	90%
Corporate and Business Unit Performance Goals — Mr. Fauth
Goal Weight	Goal	Performance Range			2018 Result	Payout as a % of Target
		Minimum	Target	Maximum
30%	Modified EBITDA	$101.4M	$144.9M	$188.3M	$115.2M	49%
15%	Modified Pre-Tax Margin	3.97%	5.67%	7.36%	4.53%	50%
15%	Modified ROE	6.33%	9.04%	11.75%	8.67%	90%
30%	Unit(1) Modified EBITDA	$92.7M	$132.5M	$172.2M	$79.5M	0%
10%	Unit(1) Operating Revenue	$415.2M	$593.1M	$771.0M	$515.2M	67%

(1)
The business unit for Mr. Fauth includes Direct Operations Core Retail and Relocation Services.

The table below provides details on each of these goals.
Goal	Description
Modified EBITDA
Modified EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is calculated by adjusting EBITDA to remove the effect of investment and other gains (losses), as well as the effects of non-recurring, unusual and/or extraordinary items, as determined by the Compensation Committee, from EBITDA.

Modified Pretax Margin
Modified Pretax Margin is calculated by dividing modified pretax profits by modified gross revenues. Modifications remove the effect of investment and other gains (losses), as well as the effects of non-recurring, unusual and/or extraordinary items as determined by the Compensation Committee.

Modified Return on Equity (ROE)
Modified Return on Equity is calculated by dividing modified net income attributable to the Company by modified average stockholders’ equity, which is calculated by subtracting accumulated other comprehensive income and accumulated non-controlling interest from stockholders’ equity. Modifications remove the effect of investment and other gains (losses), as well as the effects of non-recurring, unusual and/or extraordinary items as determined by the Compensation Committee.

Modified Operating Revenue	Modified Operating Revenues is calculated by subtracting the effects of Non-Recurring Items from Operating Revenues.
The Compensation Committee approved 2018 STI plan payout at 62.7% of target for corporate performance. In light of overall Company and individual business unit performance in 2018, the Committee also approved a retention bonus as described in the 2018 Discretionary/Retention Bonus and Other Payments section below.
2018 Discretionary/Retention Bonuses and Other Payments
On December 12, 2018, the Compensation Committee awarded retention bonuses to the NEOs below, as also reflected in the “Bonus” column of the Summary Compensation Table on page 32. The Compensation Committee determined the amount of the awards in executive session without management present, after consulting with the CEO concerning NEOs other than himself and after reviewing preliminary financial, strategic and operational results for 2018. These retention bonuses, in conjunction with the STI payouts earned under the 2018 STI plan, were intended to provide an amount equal to each NEO’s STI target amount provided above. The retention bonus is subject to clawback should the executive terminate their employment prior to the earlier of year-end 2019 or 30-days following consummation of the FNF Merger. The awards are intended to recognize the unique challenges created by the announced FNF Merger which directly impacted financial performance.
NEO	Amount
Matthew W. Morris	$223,709
David C. Hisey	$167,782
John L. Killea	$167,782
David A. Fauth	$67,360
Long-Term Incentives
Long-Term Incentive (LTI) Plan for 2018
We believe that long-term incentives that balance performance-based opportunities with service-based restrictions help us achieve alignment of stockholder and executive officer interests by rewarding NEOs for the creation of sustained stockholder value and providing us with a means to retain and motivate high-caliber executive officers needed to attain our desired performance goals. All long-term incentive awards are in the form of SISCO equity, either as time-based restricted stock awards or performance-based restricted stock units that are settled after vesting in shares of SISCO stock.

Over the last several years, our approach to long-term incentives has evolved with our business strategy, feedback from our stockholders, and market trends. For 2018, we continued to place the heaviest emphasis on performance-based incentives, with two-thirds of the overall annual award vesting contingent upon the achievement of specified financial goals over a three-year performance period. The remaining third of the award is provided in the form of time-based restricted shares that vest ratably in annual increments throughout the performance period based on continued service.
Performance-Based Incentive Award Units
The Compensation Committee believes both relative and absolute metrics, and both market and non-market measures, in combination provide appropriate goals for our long-term incentive awards. Performance-based incentive awards use both a relative total shareholder return (“TSR”) compared to other publicly-held companies in the real estate sector (our performance comparator group provided in the table, below) and an absolute measure of compound annual growth rate (“CAGR”) in book value, plus cumulative dividends over the performance period (“Book Value”). Relative total shareholder return provides an objective measure of market value creation during the performance period. Similarly, the Book Value measure provides an absolute measure of value creation independent of market condition over the same measurement period. The two metrics are equally weighted for 2018.
Performance Comparator Group for Total Shareholder Return
BBX Capital Corporation	Jones Lang LaSalle Inc.	NVR Inc.
Beazer Homes USA Inc.	KB Home	PulteGroup Inc.
Century Communities Inc.	Lennar Corp.	Radian Group Inc.
Comstock Holding Cos.	LGI Homes Inc.	RE/MAX Holdings Inc.
CoStar Group Inc.	M/I Homes Inc.	Realogy Holdings Corp.
D.R. Horton Inc.	Marcus & Millichap Inc.	Stewart Information Services
Fidelity National Financial	MDC Holdings Inc.	Taylor Morrison Home Corp.
First American Fin. Corp.	Meritage Homes Corp.	Toll Brothers Inc.
HFF Inc.	MGIC Investment Corp.	TRI Pointe Group Inc
Hovnanian Enterprises Inc.	New Home Company Inc.	William Lyon Homes
Investors Title Co.	NMI Holdings Inc.	Zillow Group Inc.
The performance period for the awards is January 1, 2018 to December 31, 2020.
The Book Value metric is calculated as the change in book value per share over the performance period, plus dividends declared, expressed as a compound annual growth rate. The baseline period for the calculation is December 31, 2017, and the ending book value will be effective December 31, 2020.
The following table shows the percentage of 2018 performance-based restricted stock units that will vest based on the level of performance achieved. No awards will vest if performance does not exceed the threshold level. Twenty-five percent will vest if threshold performance is achieved, 100% will vest if target performance is achieved, and 225% of the units will vest if maximum performance is achieved. Vesting is capped at 225% in the case of maximum performance.
	2018 Performance-Based Long-Term Incentive Grant
	TSR vs. Real Estate Comparators		Book Value Per Share (CAGR)
	Level of Performance Achieved	Percentage of TSR Portion Vesting	Level of Performance Achieved	Percentage of Book Value Portion Vesting
Threshold	40th percentile	25%	5%	25%
Target	50th percentile	100%	10%	100%
Maximum	80th percentile	225%	15%	225%
Performance levels between threshold, target, and maximum will be interpolated.

Time-Based Incentive Award Units
Time-based equity awards are granted in the form of restricted stock units. These are intended to encourage the retention of our NEOs and align interests with shareholders by providing a continuing incentive to increase stockholder value. The realized value of the award depends on the Company’s share price at the time awarded units vest. Time-based restricted stock units represent one-third of each executive officer’s target long-term incentive value for 2018. The time-based restricted stock units vest in equal annual installments over three years from the grant date of the award.
2018 Target Annual Award Grants
The target award values of the long-term incentives awarded to each of our NEOs was expressed as a percentage of base salary as follows:
		Target Long-Term Incentives at Grant
NEO	Target Long-Term Incentives (as a % of Base Salary)	Relative Total Shareholder Return (TSR) Performance Units (1/3)	Book Value Performance Units (1/3)	Time-Based Units (1/3)	Total Units	Total Value
Matthew W. Morris	200%	9,231	9,231	9,231	27,693	$1,199,938
David C. Hisey	200%	6,923	6,923	6,923	20,769	$899,921
John L. Killea	100%	3,461	3,461	3,461	10,383	$449,895
John A. Magness	100%	3,461	3,461	3,461	10,383	$449,895
David A. Fauth	75%	2,117	2,117	2,117	6,351	$275,189
The target number of shares for Messrs. Morris, Hisey, Killea, Magness, and Fauth is based on the target value divided by closing price of the stock ($43.33 on 02/07/2018) on the trading day before the grant date (02/08/2018).
2016 Performance Share Grants
In 2016, our NEOs were granted performance shares which could be earned based upon our TSR performance relative to the companies in the Russell 2000 Financial Services Index through the end of 2018 and based upon growth in modified earnings per share (EPS) compared to pre-established target growth goals.
The following table shows the relationship between performance achieved and shares earned as a percentage of target.
Performance	TSR Level of Performance Achieved	Percentage of TSR Portion Vesting	EPS Level of Performance Achieved (CAGR)	Percentage of EPS Portion Vesting
Threshold	40th percentile	50%	5%	50%
Target	60th percentile	100%	10%	100%
Maximum	100th percentile	200%	15%	200%
Actual Performance	40.7th percentile	51.8%	7.5%	74.7%

The TSR shares were released to executive officers on December 31, 2018 and the EPS shares were released on March 7, 2019, once EPS performance was approved.
NEO	Target Number of Relative TSR Performance Shares	Payout Factor (% of Target)	Number of Shares Earned	Target Number of EPS Performance Shares	Payout Factor (% of Target)	Number of Shares Earned
Matthew W. Morris(1)	9,821	51.8%	5,082	9,821	74.7%	7,340
John L. Killea	2,845	51.8%	1,472	2,845	74.7%	2,126
David A. Fauth	1,874	51.8%	969	1,874	74.7%	1,400

(1)
In 2016, Mr. Morris was also given a special grant of 15,000 shares that would vest if EPS was $4.00 per share in either 2016, 2017, or 2018. This measure was not achieved, and these shares were forfeited.

Other Practices, Policies and Guidelines
Stock Ownership Guidelines
The Compensation Committee bases a large part of its compensation philosophy on aligning the interests of our executive officers with those of our stockholders. In 2017 the Company implemented stock ownership guidelines, as presented below.
Under the established stock ownership guidelines, the required levels of ownership as a multiple of salary is five times for the CEO and two times for other NEOs. These levels of ownership must be achieved within a five-year period from the latter of the date the guidelines became effective or the time an individual becomes an executive officer.
The Compensation Committee annually monitors stock ownership requirements and progress of executive officers toward achieving those guidelines. In making this determination, the Compensation Committee considers common stock deemed to be held in the Stewart 401(k) Savings Plan, common stock beneficially owned by the executive officer (but excluding options whether or not exercisable), and time-based restricted stock granted to the executive officer.
As of December 31, 2018, Messrs. Morris, Hisey, and Killea have achieved their respective guideline ownership levels.
Equity Award Policies
The Compensation Committee has a policy against making equity grants to our executive officers until any material non-public information has been disclosed to the public.
Clawback Policy
The Company and the Board reserve the right to recover (or “clawback”) from certain current and/or former executive officers any wrongfully earned performance-based compensation, including stock-based awards, under the following circumstances:
•
There is a restatement of Company financials due to material noncompliance with any financial reporting requirement;

•
The Board determines that the current or former executive officer has willfully committed an act of fraud, dishonesty or recklessness in the performance of his or her duties that contributed to the noncompliance that resulted in the requirement to restate Company financials; and

•
The cash incentive or performance-based equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results.

These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct.
Hedging and Pledging
Our insider trading policy prohibits any director or executive officer or any Section 16 Reporting Person from pledging, entering into short sales or derivative transactions to hedge their economic exposure to our common stock.
Health and Welfare Plans
Our executive officers, along with all other associates, are eligible to participate in our medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and other applicable employee benefits. In addition, our executive officers and other key personnel are provided an executive benefit plan that consists of additional company-paid long-term disability and group variable life insurance basic coverage.
Defined Contribution Plan
The primary tax qualified long-term compensation plan we have for our employees in the United States is the Stewart 401(k) Savings Plan. Our executive officers participate in this plan on the same terms as our other associates.
Deferred Compensation Plan
The Deferred Compensation Plan is a nonqualified, elective, deferred compensation plan designed to supplement any existing qualified plans and provide an extra financial benefit to key personnel and highly compensated employees. The Company supports this plan as an additional method for key personnel and highly compensated employees to plan for retirement. The Company established the Stewart Information Services Corporation 1999 Salary Deferred Compensation Plan (“Deferred Compensation Plan”), effective January 1, 1999, and amended and restated it on January 1, 2005, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”), and the final regulations (T.D. 9321) thereunder, and further amended and restated it on August 27, 2009. Assets are held in a separate rabbi trust to pay plan benefits. Rabbi trust assets are subject to the claims of creditors of the Company in the event of bankruptcy. None of the NEOs were actively contributing to this plan in 2018.
Executive Officer Employment Agreements
The Board has approved, based on the recommendation of the Compensation Committee, the provision of certain post-termination benefits to our executive officers to obtain the benefits of their services and attention to our affairs. In exchange for the benefits we provide under each agreement, our executive officers are required to agree to certain confidentiality, non-competition, and non-solicitation covenants which our Compensation Committee believes are valuable to us when an executive officer’s employment terminates. In addition, the Compensation Committee believes that we should provide an inducement for our executive officers to remain in the service of our Company in the event of any proposed or anticipated change in control of our Company in order to facilitate an orderly transition, without placing the executive officer in a position where he or she is concerned about being terminated without compensation in connection with such a transaction.
The employment agreements articulate the terms and conditions of an executive officer’s employment with the Company, including termination provisions and applicable restrictive covenants. Generally, each agreement contains the following provisions:
•
Term:   one-year employment term remaining for all executive officers. Following the completion of the initial term, each agreement will automatically be extended annually for a one-year term, unless at least ninety days prior to the applicable renewal date either party gives written notice that the term should not be further extended after the next termination date. Mr. Killea’s term is an exception, as it concludes on November 6, 2020. Following the completion of the initial term for Mr. Killea, his agreement will automatically be extended annually for one-year terms, unless at least thirty days prior to the applicable renewal date either party gives written notice that the term should not be further extended after the next termination date.
•
Salary:   initial annual base salary, subject to annual review and increase by the Board.

•
Short-Term Incentive and Long-Term Incentive Participation:   opportunity to participate in the Company’s short-term incentive and long-term incentive plans are subject to annual review by the Compensation Committee. In limited instances when recruiting external candidates such as Mr. Magness, guarantees may be used (described in more detail in the “Short Term Incentives” section). Otherwise, no guaranteed amounts are paid under either our short-term incentive or long-term incentive plans, except as set forth in any accelerated vesting provisions of the respective agreements.

•
Benefit Plan Participation:   opportunity to participate in other Benefits offered to employees such as group life, medical plan, and other fringe benefits.

•
Perquisites:   perquisites include normal paid association and membership dues as needed for the position, executive development up to $5,000, and additional executive life insurance for all NEOs. Mr. Morris received country club dues. Mr. Morris and Mr. Killea received monthly auto allowances. Mr. Hisey received a one-time relocation assistance payment. These are described in more detail in the “All Other Compensation” section.

•
Severance and Change in Control Provisions:   described in more detail in the “Potential Payments upon Termination or Change in Control” section.

•
Additional Stockholder-Friendly Requirements:   minimum Company stock ownership requirements and restricted covenants including confidentiality, non-competition, and non-solicitation.

The Committee believes the employment agreements provide assurance to the executive officers by articulating employment terms not subject to change except by annual action.

EXECUTIVE COMPENSATION
Summary of Compensation
The following table summarizes compensation information for each of our NEOs for the three years ended December 31, 2018, for each year they were NEOs.
Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	SEC Total
Mathew W. Morris	2018	$600,000	$223,709	$1,199,938	$376,291	$118,198	$2,518,136
	2017	$600,000	$300,000	$1,199,888		$39,406	$2,139,294
	2016	$550,000		$1,659,804	$483,658	$67,559	$2,761,021
David C. Hisey	2018	$450,000	$167,782	$899,921	$282,218	$165,758	$1,965,679
	2017	$150,000	$300,000	$899,907		$8,174	$1,358,081
John L. Killea	2018	$450,000	$167,782	$449,895	$282,218	$101,522	$1,451,417
	2017	$399,308	$300,000	$1,081,379		$60,127	$1,840,814
	2016	$375,000		$318,612	$248,930	$68,283	$1,010,825
John A. Magness	2018	$450,000		$449,895	$450,000	$13,892	$1,363,787
David A. Fauth	2018	$367,000	$67,360	$275,189	$116,275	$35,666	$861,490
	2017	$367,000	$68,800	$275,197		$19,927	$730,924
	2016	$350,000		$209,869	$225,846	$18,975	$804,690

(1)
Please see the section “2018 Discretionary/Retention Bonuses and Other Payments” for more information and details on these payments.

(2)
Represents grant date fair value of stock awards granted in the designated year completed in accordance with FASB ASC Topic 718. For additional information regarding such computations and any related assumptions, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. More information on fiscal 2018 Stock Awards is set forth in “Compensation Discussion and Analysis — Elements of 2018 NEO Compensation — Long-term Incentives” and in “Grants of Plan-Based Awards” below.

(3)
The dollar amounts listed represent cash incentive awards paid to the NEOs. More information on fiscal 2018 Non-Equity Incentive Plan Compensation is set forth in “Compensation Discussion and Analysis — Elements of 2018 Named Executive Officer Compensation,” and “Compensation Discussion and Analysis — 2018 Performance Metrics, Goals, Results, and Bonus Payouts.”

(4)
See the following table captioned “All Other Compensation.”

All Other Compensation
Item	Matthew W. Morris	David C. Hisey	John L. Killea	John A. Magness	David A. Fauth
Other Compensation
Life Insurance(1)	$1,386	$2,588	$46,826	$1,746	$3,468
Long-term Disability Insurance Premiums – UNUM IDI	$4,154	$3,515	$6,961	$3,599	$5,835
Long-term Disability Insurance Premiums Group Basic LTD	$297	$297	$297	$297	$297
Restricted Stock Dividends	$83,158	$1,108	$30,788	$264	$17,816
401(k) Matching Contribution	$8,250	$8,250	$8,250	$8,250	$8,250
Perquisites
Auto allowance	$12,000		$8,400
Country Club Dues	$8,953
Relocation Bonus(2)		$150,000
Total	$118,198	$165,758	$101,522	$13,892	$35,666

(1)
For Mr. Killea, this includes $6,420 for executive group life insurance premiums, $2,906 for imputed income (PS 58/38) for split dollar life insurance, and $37,500 for the settlement of his split dollar life insurance policy.

(2)
For Mr. Hisey, as a condition of employment, he was provided a lump sum payment of  $150,000 to offset his cost in relocating to Houston, Texas.

Grants of Plan-Based Awards
The following table sets forth information concerning individual grants of plan-based equity and non-equity awards for the year ended December 31, 2018.
	2018 Grant Date	Short-Term Incentive Plan Awards			Performance-Based Long-Term Incentive Plan Awards			Time Based Long-Term Incentive Plan Awards	Grant Date Fair Value of LTI Awards
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Matthew W. Morris	Jan 1(1)	$150,000	$600,000	$1,350,000
	Feb 8(2)				4,614	18,462	41,538		$799,958
	Feb 8(3)							9,231	$399,979
David C. Hisey	Jan 1(1)	$112,500	$450,000	$1,012,500
	Feb 8(2)				3,460	13,846	31,152		$599,947
	Feb 8(3)							6,923	$299,974
John L. Killea	Jan 1(1)	$112,500	$450,000	$1,012,500
	Feb 8(2)				1,730	6,922	15,574		$299,930
	Feb 8(3)							3,461	$149,965
John A. Magness	Jan 1(1)	$112,500	$450,000	$1,012,500
	Feb 8(2)				1,730	6,922	15,574		$299,930
	Feb 8(3)							3,461	$149,965
David A. Fauth	Jan 1(1)	$68,813	$275,250	$619,313
	Feb 8(2)				1,058	4,234	9,526		$183,459
	Feb 8(3)							2,117	$91,730

(1)
Reflects 2018 Short-term Incentive Award. More information on fiscal 2018 Non-Equity Incentive Plan Awards is set forth in “Compensation Discussion and Analysis — 2018 Performance Metrics, Goals, Results, and Bonus Payouts.”

(2)
Reflects Long-term Performance Share Award for Messrs. Morris, Hisey, Killea, Magness, and Fauth. More information on fiscal 2018 Equity Incentive Plan Awards is set forth in “Compensation Discussion and Analysis — Long-Term Incentive Plan for 2018.” The grant date fair value is the closing price of the stock ($43.33 on 02/07/2018) on the trading day before the grant date (02/08/2018). This grant has a three-year performance period.

(3)
Reflects Long-term Incentive Restricted Stock Award for Messrs. Morris, Hisey, Killea, Magness, and Fauth. More information on fiscal 2018 Equity Incentive Plan Awards is set forth in “Compensation Discussion and Analysis — Long-Term Incentive Plan for 2018.” The grant date fair value is the closing price of the stock ($43.33 on 02/07/2018) on the trading day before the grant date (02/08/2018) for these time-based awards. This grant has time-based vesting and ratably vests over three years.

Stock Vested
The following table includes performance shares granted in 2016 tied to Earnings Per Share (EPS) that vested on December 31, 2018 and were delivered on March 7, 2019 to Messrs. Morris, Killea, and Fauth. The closing price on March 7, 2019 was $42.51.
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Matthew W. Morris	34,483	$1,416,291
David C. Hisey	923	$41,332
John L. Killea	13,361	$550,691
John A. Magness	220	$9,541
David A. Fauth	7,093	$291,009
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning the outstanding equity awards held by each of our NEOs for the year ended December 31, 2018.
This table includes performance-based and time-vested restricted stock awards or units granted in 2017 and 2018. The performance shares granted in 2017 and 2018 have vesting dates of December 31, 2019 and December 31, 2020, respectively. The closing price on December 31, 2018, the last trading day in 2018, was $41.40.
Name	Number of Time-Based Shares or Units That Have Not Vested	Market Value of Time-Based Shares or Units That Have Not Vested	Number of Performance-Based Shares or Units That Have Not Vested	Market Value of Performance-Based Shares or Units That Have Not Vested
Matthew W. Morris	15,309	$633,792	36,696	$1,519,214
David C. Hisey	25,400	$1,051,560	19,388	$802,663
John L. Killea	22,183	$918,376	11,958	$495,061
John A. Magness	3,903	$161,584	8,246	$341,384
David A. Fauth	3,511	$145,355	8,416	$348,422

Nonqualified Deferred Compensation Plans
The Company established the Stewart Information Services Corporation 1999 Salary Deferred Compensation Plan (the “Deferred Compensation Plan”) as described on page 30 the following table outlines contributions and balances as of December 31, 2018.
Name	2018 NEO Contributions	2018 Change in Account Value(1)	2018 Withdrawals	Ending Balance as of 12/31/18
Matthew W. Morris	$0	$(13,052)	$0	$173,988
John L. Killea	$0	$(7,759)	$0	$132,881
David A. Fauth	$0	$(6,270)	$0	$107,394

(1)
Plan investments generated negative returns in 2018 due to market performance during the fourth quarter.

Potential Payments upon Termination or Change in Control
Each of the NEOs (or their beneficiaries) are entitled to certain payments upon termination of employment. The table below represents the payments owed under each termination category.
Payments	Death	Disability	Retirement(1)	Involuntary Termination without “Cause” or Voluntary Resignation for “Good Reason”(1)	Involuntary Termination without “Cause” or Voluntary Resignation for “Good Reason” in connection with Change in Control(1)
Accrued Amounts(2)	Yes	Yes	Yes	Yes	Yes
Retirement or Severance Payments			2 times base salary for CEO; 1 times base salary for other NEOs	2 times base salary for CEO; 1 times base salary for other NEOs	3 times base salary for CEO; 2 times base salary for other NEOs
Short-Term Incentive	Prorated incentive target for full months employed	Prorated incentive target for full months employed	None for CEO; 1 times incentive target for other NEOs	2 times incentive target for CEO; None for other NEOs	3 times incentive target for CEO; 2 times incentive target for other NEOs
Time-Based Long-Term Incentive	Delivered per vesting schedule on a pro-rata basis	Delivered per vesting schedule on a pro-rata basis	Delivered per vesting schedule without proration	Delivered per vesting schedule on a pro-rata basis	Accelerated and fully vested at target(3)
Performance- Based Long-Term Incentive	Delivered per vesting schedule on a pro-rata basis, based on actual results	Delivered per vesting schedule on a pro-rata basis, based on actual results	Delivered per vesting schedule on a pro-rata basis, based on actual results	Delivered per vesting schedule on a pro-rata basis, based on actual results	Accelerated and fully vested at target(3)
COBRA Continuation (Medical Insurance)		Employer paid portion up to 12 months	Employer paid portion up to 12 months	Employer paid portion up to 12 months	Employer paid portion up to 12 months
Outplacement Services				None for CEO; Up to $10,000 for other NEOs	None for CEO; Up to $10,000 for other NEOs

(1)
A general release of claims is required in exchange for payments made for a termination tied to retirement, involuntary termination without cause, voluntary resignation for good reason, or in connection with a change in control.

(2)
As of the date of termination, any accrued but unpaid base salary, accrued but unused vacation time, earned but unpaid short-term incentive and long-term incentive payments for the prior fiscal year, vested employee benefits (401(k) Plan) and expenses entitled for reimbursement are collectively known as “Accrued Amounts”. This payment applies to all types of terminations except termination for “Cause”.

(3)
In case of a change in control without a resulting termination, in exchange for a general release of claims, the NEO is entitled to full vesting of equity awards at target under the 2014 Long-Term Incentive Plan and predecessor plans. Under the 2018 Incentive Plan, all future grants will require a “double trigger” to accelerate or modify vesting conditions after a change in control, requiring both a change in control event and a qualifying termination of employment before any vesting will be accelerated.

All NEOs are required to sign a document obligating confidentiality, as well as a 12-month non-competition and non-solicitation covenant. If the NEOs violate any provisions, they forfeit all unvested awards and incentive plan benefits.
In addition to the payments and provisions above, if Mr. Hisey’s employment is terminated without “Cause” within one year of the Company naming a new CEO, he will be entitled to an amount equal to his target short-term incentive, all unvested 2017 long-term incentives accelerated and fully vested at target, unvested 2018 and future time-based long-term incentives delivered as per the vesting schedule on a pro-rata basis, and unvested 2018 and future performance-based long-term incentives delivered as per the vesting schedule on a pro-rata basis, based on actual results. If Mr. Hisey were to voluntarily terminate his employment for “Good Reason” within one year of the Company naming a new CEO, he will be entitled to all unvested long-term incentives delivered as per the vesting schedule on a pro-rata basis, except for the one-time sign-on grant in 2017, which will be forfeited.
The tables below show details of payout amounts under each termination category, if they would have occurred on December 31, 2018. Long-term incentive values reflect the closing price of SISCO stock of  $41.40 on December 31, 2018 multiplied by the target number of unvested shares/units for each NEO. Long-term incentive forfeiture provisions and pro-rata calculations have been incorporated as applicable.
In the event of the completion of the contemplated FNF Merger, unvested long-term incentives will either accelerate or rollover as outlined in the merger agreement.
Matthew W. Morris	Death	Disability	Retirement(1)	Involuntary Termination without “Cause” or Voluntary Resignation for “Good Reason”	Involuntary Termination without “Cause” or Voluntary Resignation for “Good Reason” in connection with Change in Control	Change in Control without Termination
Cash Severance or Retirement Payments				$1,200,000	$1,800,000
Short-Term Incentive	$600,000	$600,000		$1,200,000	$1,800,000
Time-Based Long-Term Incentive	$446,747	$446,747		$446,747	$633,793	$633,793
Performance-Based Long-Term Incentive	$1,138,583	$1,138,583		$1,138,583	$1,519,214	$1,519,214
COBRA Continuation (Medical Insurance)		$18,157		$18,157	$18,157
Outplacement Services
Total	$2,185,330	$2,203,488	$0	$4,003,488	$5,771,164	$2,153,007

(1)
As of December 31, 2018, Mr. Morris was not retirement eligible due to his age, and would therefore not receive any amount if he were to retire on December 31, 2018.

David C. Hisey	Death or Disability	Retirement(1)	Involuntary Termination without “Cause” or Voluntary Resignation for “Good Reason”	Involuntary Termination without “Cause” or Voluntary Resignation for “Good Reason” in connection with Change in Control	Change in Control without Termination	Involuntary Termination without “Cause” in connection with Change of CEO	Voluntary Resignation for “Good Reason” in connection with Change of CEO
Cash Severance or Retirement Payments			$450,000	$900,000		$450,000	$450,000
Short-Term Incentive	$450,000			$900,000		$450,000
Time-Based Long-Term Incentive	$735,430		$735,430	$1,051,560	$1,051,560	$947,977(2)	$238,257(3)
Performance-Based Long-Term Incentive	$573,307		$573,307	$802,663	$802,663	$611,561(2)	$573,307
COBRA Continuation(4) (Medical Insurance)
Outplacement Services			$10,000	$10,000		$10,000	$10,000
Total	$1,758,737	$0	$1,768,737	$3,664,223	$1,854,223	$2,469,538	$1,271,564

(1)
As of December 31, 2018, Mr. Hisey was not retirement eligible due to his age and therefore would not receive any payments under that termination category.

(2)
All unvested long-term incentives granted in 2017 will accelerate and fully vest at target if Mr. Hisey is terminated without “Cause” in connection with a change in CEO. Unvested long-term incentives granted in 2018 or later will be delivered as per the vesting schedule on a pro-rata basis.

(3)
Mr. Hisey would forfeit all unvested time-based long-term incentives from his 2017 sign-on grant if “Good Reason” is triggered in connection with a change in CEO.

(4)
Mr. Hisey did not elect to participate in company provided medical benefits in 2018.

John L. Killea	Death	Disability	Retirement	Involuntary Termination without “Cause” or Voluntary Resignation for “Good Reason”	Involuntary Termination without “Cause” or Voluntary Resignation for “Good Reason” in connection with Change in Control	Change in Control without Termination
Cash Severance or Retirement Payments			$450,000(1)	$450,000	$900,000
Short-Term Incentive	$450,000	$450,000	$450,000(1)		$900,000
Time-Based Long-Term Incentive	$147,425(2)	$147,425(2)	$212,796(3)	$147,425(2)	$918,376(4)	$212,796(3)
Performance-Based Long-Term Incentive	$364,734	$364,734	$364,734	$364,734	$495,061	$495,061
COBRA Continuation (Medical Insurance)		$12,493	$12,493	$12,493	$12,493
Outplacement Services				$10,000	$10,000
Total	$962,159	$974,652	$1,490,023	$984,652	$3,235,930	$707,857

(1)
The amounts listed in the table above for Mr. Killea are based on a retirement on or after January 1, 2019, and during the remainder term of his agreement. If Mr. Killea were to have retired before year-end 2018, he would have been entitled to two times base salary calculated at a reduced rate using his prior base salary of  $390,000, and one times his short-term incentive target at 50% of base salary or $195,000.
(2)
Mr. Killea would forfeit all unvested time-based long-term incentives from his November 2017 retention grant.

(3)
All unvested time-based long-term incentives continue to vest as scheduled, with the exception of unvested time-based long-term incentives from his November 2017 retention grant which would be forfeited.

(4)
Unvested time-based long-term incentives from Mr. Killea’s November 2017 retention grant will accelerate and fully vest at target upon “double trigger”.

John A. Magness	Death	Disability	Retirement(1)	Involuntary Termination without “Cause” or Voluntary Resignation for “Good Reason”	Involuntary Termination without “Cause” or Voluntary Resignation for “Good Reason” in connection with Change in Control	Change in Control without Termination
Cash Severance or Retirement Payments				$450,000	$900,000
Short-Term Incentive	$450,000	$450,000			$900,000
Time-Based Long-Term Incentive	$104,251	$104,251		$104,251	$161,584	$161,584
Performance-Based Long-Term Incentive	$236,642	$236,642		$236,642	$341,384	$341,384
COBRA Continuation (Medical Insurance)		$12,493		$12,493	$12,493
Outplacement Services				$10,000	$10,000
Total	$790,805	$803,298	$0	$813,298	$2,325,461	$502,968

(1)
As of December 31, 2018, Mr. Magness was not retirement eligible due to his age and therefore would not receive any payments under that termination category.

David A. Fauth	Death	Disability	Retirement(1)	Involuntary Termination without “Cause” or Voluntary Resignation for “Good Reason”	Involuntary Termination without “Cause” or Voluntary Resignation for “Good Reason” in connection with Change in Control	Change in Control without Termination
Cash Severance or Retirement Payments				$367,000	$367,000	$734,000
Short-Term Incentive	$275,250	$275,250			$550,500
Time-Based Long-Term Incentive	$102,424	$102,424		$102,424	$145,355	$145,355
Performance-Based Long-Term Incentive	$261,068	$261,068		$261,068	$348,422	$348,422
COBRA Continuation (Medical Insurance)		$18,157		$18,157	$18,157
Outplacement Services				$10,000	$10,000
Total	$638,742	$656,899	$0	$758,649	$1,439,434	$1,227,777

(1)
As of December 31, 2018, Mr. Fauth was not retirement eligible due to his age and therefore would not receive any payments under that termination category.

Compensation of Directors
Our directors received fees as follows during the year ended December 31, 2018:
Director Compensation Table
Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
Arnaud Ajdler	$66,000	$60,000	$0	$126,000
Thomas G. Apel(3)	$135,000	$60,000	$1,000	$196,000
C. Allen Bradley, Jr.	$77,000	$60,000	$2,000	$139,000
James Chadwick	$76,000	$60,000	$1,000	$137,000
Glenn C. Christenson	$98,500	$60,000	$2,000	$160,500
Robert L. Clarke	$53,000	$106,000	$0	$159,000
Frederick H. Eppinger	$40,500	$106,000	$2,000	$148,500
Clifford Press(4)	$40,000	$106,000	$2,000	$148,000

(1)
The annual stock award to non-management directors elected at the 2018 annual meeting of stockholders was valued based on the market value per share of Common Stock at the close of business on the first business day following the 2018 annual meeting.

(2)
Directors who reside outside of the state receive a travel fee of  $1,000 for attendance at in-person meetings. In the event a director must travel from out of state, an additional $1,000 fee is paid for each time they travel for a Board meeting.

(3)
The Nominating and Corporate Governance Committee were paid additional fees as part of a director search, and Mr. Apel elected to forego such additional payments in consideration of the retainer compensation received in connection with his service as Chairman of the Board.

(4)
Clifford Press resigned from the Board of Directors effective June 18, 2018.

Compensation for our non-management directors for 2018 consisted of: cash compensation, consisting of annual retainers for all Board members and Committee Chairs, equity compensation consisting of stock awards, and certain other compensation. Each of the current components of our non-management director compensation is described in more detail below. In 2018, we paid annual retainers to Board members and Committee Chairs as follows:
•
Board cash retainer of  $40,000

•
Board stock retainer of  $60,000, which was fully vested at the time of grant. For 2019, the stock issued for the directors annual retainers will be restricted, and will vest on the earlier of: 1) the date of the 2020 annual stockholder meeting, or 2) the date of a change in control.

•
Chairman of the Board additional cash retainer of  $70,000

•
Committee Chair cash retainers in the following amounts:

◦
Audit — $15,000

◦
Compensation — $10,000

◦
Nominating and Corporate Governance — $10,000

•
Meeting fees in the following amounts:

◦
Board of Directors — $3,000 in-person/$2,000 telephonic

◦
Audit — $2,500

◦
Compensation — $2,000

◦
Nominating and Corporate Governance — $2,000

◦
Transaction Committee — none

Directors have the option to take their entire retainer in stock. They must notify the Secretary of such election by January 31 of each year. If they choose this option, they will be granted a 15% bonus on the portion that would otherwise be paid in cash, payable in stock only.
In addition, we reimburse reasonable expenses incurred for attendance at Board and Committee meetings.
Please see page 12 of the Corporate Governance section for information concerning stock ownership guidelines for directors.
CEO Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Mr. Matthew W. Morris, our Chief Executive Officer (our “CEO”):
For 2018, our last completed fiscal year:
•
the median of the annual total compensation of all employees of our company (other than our CEO), was $60,446; and

•
the annual total compensation of our CEO was $2,518,136.

Based on this information, for 2018 the ratio of the annual total compensation of Mr. Matthew W. Morris, our CEO, to the median of the annual total compensation of all employees was 42 to 1.
The “median employee” that was used for purposes of calculating the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees is the same employee that was identified for purposes of our 2018 disclosure. Since that median employee was identified, there have been no changes in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure.

COMPENSATION COMMITTEE REPORT
To the Board of Directors of Stewart Information Services Corporation:
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of the proxy statement with the Company’s management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee
Glenn C. Christenson, Chair
Arnaud Ajdler
James Chadwick
Dated: April 29, 2019

PROPOSAL NO. 2

ADVISORY VOTE REGARDING THE COMPENSATION OF
STEWART INFORMATION SERVICES CORPORATION’S
NAMED EXECUTIVE OFFICERS
The Compensation Discussion and Analysis beginning on page 16 of this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee and the Board of Directors for 2018 with respect to our CEO and other executive officers named in the Summary Compensation Table on page 32 (whom we refer to as the NEOs). The Board of Directors is asking stockholders to cast a non-binding advisory vote on the following resolution:
“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”
The Board of Directors is asking stockholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our NEOs.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION REGARDING THE COMPENSATION OF STEWART INFORMATION SERVICES CORPORATION’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF
KPMG LLP
AS STEWART INFORMATION SERVICES CORPORATION’S
INDEPENDENT AUDITORS FOR 2019
KPMG LLP served as our principal independent auditors for our fiscal year ended December 31, 2018. Our Audit Committee has reappointed KPMG LLP as our principal independent auditors for our fiscal year ending December 31, 2019. Our stockholders are being asked to vote to ratify the appointment of KPMG LLP. If the stockholders do not ratify the appointment, the Audit Committee will reconsider its selection of KPMG LLP and will either continue to retain this firm or appoint new independent auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint different independent auditors at any time during the year if it determines that such a change would be in the Company’s and the stockholders’ best interests. We expect representatives of KPMG LLP to be present at the 2019 Annual Meeting with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.
Audit and Other Fees
The following table sets forth the aggregate fees billed for professional services rendered by KPMG LLP for each of our last two fiscal years:
	Year Ended December 31
	2018	2017
Audit fees(1)	$1,920,375	$1,806,555
Audit-related fees	180,000	63,900
Tax fees(2)	40,000	42,000
All other fees	—	—

(1)
Fees for the audit of our annual financial statements, the audit of the effectiveness of our internal controls over financial reporting, review of financial consolidated statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years shown.

(2)
Fees for professional services rendered by KPMG LLP primarily for tax compliance, tax advice and tax planning.

The Audit Committee must preapprove all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors. Since May 6, 2003, the effective date of the SEC’s rules requiring preapproval of audit and non-audit services, 100% of the services identified in the preceding table were preapproved by the Audit Committee. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that the subcommittee will present all decisions to grant preapprovals to the full Audit Committee at its next scheduled meeting.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS STEWART INFORMATION SERVICES CORPORATION’S INDEPENDENT AUDITORS FOR 2019.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Board has established an Audit Committee (the “Committee”) of independent directors, which operates under a written charter adopted by the Board on April 28, 2017. The Charter is reviewed annually and is available in the “Corporate Governance” section of our web site: stewart.com/corporate-governance.
The Committee currently consists of three members: Robert L. Clarke, Chair, Glenn C. Christenson, and Frederick H. Eppinger, each of whom possesses the necessary levels of financial literacy required to enable him to serve, and Messrs. Clarke, Christenson and Eppinger qualify as Committee Financial Experts. For more information on Committee member qualifications and credentials, please see “Proposal 1 — Election of Directors — Director Nominees” on page 5 above. A more detailed discussion of the Committee, including the number of meetings and attendance, is provided above under “Committees of the Board of Directors.”
The Company’s management team has primary responsibility for preparing the consolidated financial statements and for the Company’s financial reporting process. The Company’s independent registered public accountants, KPMG LLP, are responsible for expressing an opinion on the Company’s consolidated financial statements, and whether such financial statements are presented fairly in accordance with U.S. generally accepted accounting principles.
Under its charter, the primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities as to, among other duties: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the performance of the internal audit function of the Company; (vi) the Company’s financial and operational risk management; (v) the Company’s information technology security protections and procedures; and (vi) the Board’s evaluation and control of the Company’s risk profile.
Each year, the Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accountants and lead partner, including taking into account the opinions of management. In doing so, the Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication, objectivity and independence; and the potential impact of changing independent registered public accountants. Further, the Committee selects from a pool of proposed candidates for lead partner of the independent registered public accountants who generally rotates every five years in accordance with SEC rules. For 2019, KPMG will appoint a new lead partner as the prior lead partner had served since 2014. Based on its evaluation, the Committee believes that it is in the best interest of the Company and its stockholders to continue retention of KPMG, LLP (“KPMG”) as our independent registered public accountants.
The Committee reviews with the independent registered public accountants the scope of the external audit engagement, and oversees the internal audit, ethics and compliance functions, and regularly reviews the financial results prior to earnings announcements. The Committee regularly meets with the independent registered public accountants, the internal auditors, and the Chief Legal Officer, with and without management present, to discuss the results of their examinations and evaluations.
In this context, the Committee hereby reports as follows:
1.
The Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.
The Committee has discussed with the independent registered public accountants the matters required to be discussed under the applicable rules adopted by the Public Company Accounting Oversight Board (PCAOB).

3.
The Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered accountants’ communications with the Committee concerning independence, and has discussed with the independent registered public accountants the independence of the registered public accountants.

4.
Based on the review and discussions referred to in paragraphs (1) through (3) above, the Committee has recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Each of the members of the Committee is “independent” as defined under the listing standards of the NYSE.
The undersigned members of the Committee have submitted this report:
Robert L. Clarke, Chair
Glenn C. Christenson
Frederick H. Eppinger
Dated: February 21, 2019

CERTAIN TRANSACTIONS
Pursuant to the Stewart Code of Business Conduct and Ethics and the Company’s Code of Ethics for Chief Executive Offıcers, Principal Financial Offıcer and Principal Accounting Offıcer, each of which are available on our web site at stewart.com/corporate-governance (together, the “Company Codes”), if any director or executive officer has a conflict of interest (direct or indirect, actual or potential) with the Company, such as any personal interest in a transaction involving the Company, the conflict must be fully, fairly and timely disclosed to the Company (either to the Board of Directors or the Company’s Chief Legal Officer, as provided for by the Company Codes). Conflicts of interest may include transactions between the Company and the immediate family of a director or executive officer, such as their spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and cohabitants. Any transaction involving an actual and material conflict of interest between the Company and any of its directors or executive officers is prohibited unless approved by the Board of Directors. A director with a conflict of interest must recuse himself or herself from participating in any decision to approve any such transaction. Furthermore, any material transaction between the Company and any holder of 5% or more of the Company’s voting securities is also prohibited unless approved by the Board of Directors.
Malcolm S. Morris is the father of Matthew W. Morris, our Chief Executive Officer, and is a former Co-CEO of the Company. In 2011, Malcolm S. Morris moved into non-operational roles with the Company as Vice Chairman of the Board. In October of 2016, Malcolm S. Morris resigned as Vice Chairman, but he continues to serve as senior advisor, a non-operational role, per an Employment Agreement effective January 1, 2017. During 2018, he received an annual salary of  $164,000, and additional payouts of compensation deferred from prior years, for a total of  $377,210 for the year.
In 1986, the Company entered into an agreement with Malcolm S. Morris, pursuant to which he or his designee is entitled to receive, commencing upon his death or attainment of the age of 65 years, 15 annual payments in amounts that will, after payment of federal income taxes thereon, result in a net annual payment of  $133,333 to him. For purposes of such agreement, the beneficiary is deemed to be subject to federal income taxes at the highest marginal rate applicable to individuals. Such benefits are fully vested and are forfeited only if a beneficiary’s employment with us is terminated by reason of fraud, dishonesty, embezzlement or theft. Mr. Morris began receiving his payments in 2011 when he turned age 65. He receives his payment on or as soon as administratively feasible after his birthday each year.
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
To be included in the proxy statement and form of proxy relating to our 2020 annual meeting of stockholders, proposals of Common Stockholders must comply with Rule 14a-8 of the Exchange Act and be received by us at our principal executive offices, 1360 Post Oak Boulevard, Suite 100, Houston, Texas 77056, by January 17, 2020.
HOUSEHOLDING
To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at Stewart Information Services Corporation, Attention: David Hisey, Secretary, 1360 Post Oak Boulevard, Suite 100, Houston, Texas 77056 or at (713) 625-8100. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

OTHER MATTERS
Except as set forth in this proxy statement, our management does not know of any other matters that may come before the 2019 Annual Meeting. However, if any matters other than those referred to above should properly come before the 2019 Annual Meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.
If you wish to bring any item of business, except to nominate an individual for election as a director, which is addressed in the immediately following sentence, before the stockholders at our 2020 annual meeting of stockholders, you must provide notice of your intention to do so in accordance with the advance notice of business procedures set forth in the Company’s By-Laws no later than March 21, 2020, and no earlier than February 20, 2020. If you wish to nominate an individual for election as a director at our 2020 annual meeting of stockholders, you must provide notice of your intention to do so in accordance with the advance notice of nomination procedures set forth in the Company’s By-Laws no later than March 21, 2020, and no earlier than February 20, 2020.
By Order of the Board of Directors,
David Hisey
Secretary
April 30, 2019

stewart® VOTE

Your vote matters – here's how to vote!

Votes submitted electronically must be received by 11:59 p.m. (ET), on June 18, 2019.

Online
Go to **www.investorvote.com/STC** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

2019 Annual Meeting Proxy Card

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

____

Any other business that properly comes before the meeting.

1 U P X

031VZC

1 U P XMark here to voteFOR all nominees01 - Arnaud Ajdler 02 - Thomas G. Apel 03 - C. Allen Bradley, Jr.04 - James Chadwick 05 - Glenn C. Christenson 06 - Robert L. Clarke07 - Frederick H. Eppinger 08 - Matthew W. MorrisMark here to WITHHOLDvote from all nomineesFor All EXCEPT - To withhold authority to vote for any nominee(s),write the name(s) of such nominee(s) below._____________________________________________________________________Using a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.031VZC++Proposals — The Board of Directors recommend a vote FOR all the nominees listed and A FOR Proposals 2 and 3.2. Approval of the compensation of Stewart Information ServicesCorporation’s named executive officers (Say-on-Pay).3. Ratification of the appointment of KPMG LLP as StewartInformation Services Corporation’s independent auditors for2019.1. Election of Directors:For Against AbstainPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.Any other business that properly comes before the meeting.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q2019 Annual Meeting Proxy CardFor Against AbstainYou may vote online or by phone instead of mailing this card.OnlineGo to www.investorvote.com/STC or scanthe QR code — login details are located inthe shaded bar below.PhoneCall toll free 1-800-652-VOTE (8683) withinthe USA, US territories and CanadaVotes submitted electronically must bereceived by 11:59 p.m. (ET), onJune 18, 2019.Your vote matters – here’s how to vote!

Notice of 2019 Annual Meeting of StockholdersProxy Solicited by Board of Directors for Annual Meeting — June 19, 2019Ken Anderson, Jr., Pamela Butler O'Brien, and John L. Killea, or any of them, each with the power of substitution, are hereby authorized to represent andvote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholdersof Stewart Information Services Corporation to be held on June 19, 2019, or at any postponement or adjournment thereof.Unless otherwise marked, this proxy will be voted FOR the election of the nominees named in Proposal 1, FOR the approval of the compensation of StewartInformation Services Corporation's named executive officers, and FOR the ratification of KPMG LLP as the Company’s independent auditors for 2019 and inaccordance with the discretion of the persons designated above, with respect to any other business that may properly come before the annual meeting.Proxy — Stewart Information Services CorporationqIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qC Non-Voting Items++Change of Address — Please print new address below. Comments — Please print your comments below. Meeting AttendanceMark box to the right ifyou plan to attend theAnnual Meeting.Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.The material is available at: www.stewart.com/2019-annual-meeting.2019 Annual Meeting of Stewart Information Services Corporation StockholdersJune 19, 2019, 10:30 a.m. CTFirst Floor Conference Room of Three Post Oak Central1990 Post Oak Boulevard, Houston, Texas 77056

stewart® VOTE

Your vote matters – here's how to vote!

Votes submitted electronically must be received by 11:30 a.m. (ET), on June 17, 2019.

Online
Go to **www.investorvote.com/STC** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

____

Any other business that properly comes before the meeting.

1 U P X

031W1C

1 U P XMark here to voteFOR all nominees01 - Arnaud Ajdler 02 - Thomas G. Apel 03 - C. Allen Bradley, Jr.04 - James Chadwick 05 - Glenn C. Christenson 06 - Robert L. Clarke07 - Frederick H. Eppinger 08 - Matthew W. MorrisMark here to WITHHOLDvote from all nomineesFor All EXCEPT - To withhold authority to vote for any nominee(s),write the name(s) of such nominee(s) below._____________________________________________________________________Using a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.031W1B++Proposals — The Board of Directors recommend a vote FOR all the nominees listed and A FOR Proposals 2 and 3.2. Approval of the compensation of Stewart Information ServicesCorporation’s named executive officers (Say-on-Pay).3. Ratification of the appointment of KPMG LLP as StewartInformation Services Corporation’s independent auditors for2019.1. Election of Directors:For Against AbstainPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.Any other business that properly comes before the meeting.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q2019 Annual Meeting Proxy Card - 401(k) Salary Deferral PlanFor Against AbstainYou may vote online or by phone instead of mailing this card.OnlineGo to www.investorvote.com/STC or scanthe QR code — login details are located inthe shaded bar below.PhoneCall toll free 1-800-652-VOTE (8683) withinthe USA, US territories and CanadaVotes submitted electronically must bereceived by 11:30 a.m. (ET), onJune 17, 2019.Your vote matters – here’s how to vote!

Notice of 2019 Annual Meeting of StockholdersProxy Solicited by Board of Directors for Annual Meeting — June 19, 2019The undersigned, as a named fiduciary for voting purposes, hereby directs Charles Schwab Bank, as Trustee for the Company’s 401(k) Salary Deferral Plan,to vote all shares of common stock of Stewart Information Services Corporation allocated to my account as of April 26, 2018, as directed. As noted in theaccompanying Proxy Statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority tovote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Nominating and CorporateGovernance Committee.I understand that I am to mail this confidential voting instruction card to Computershare acting as tabulation agent, or vote by Internet or telephone asdescribed on proxy, and that my instructions must be received by Computershare no later than 11:30 a.m. Eastern Time two days prior to the annual meetingday. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the sharesin my account will be voted in accordance with the terms of the Plan document. The Trustee will vote any common stock with respect to which it does notreceive timely directions so that the proportion of such stock voted in any particular manner on any matter is the same as the proportion of the stock withrespect to which the Trustee has received timely directions which is so voted.(Items to be voted appear on reverse side)Proxy — Stewart Information Services Corporation - 401(k) Salary Deferral PlanqIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qChange of Address — Please print new address below. Comments — Please print your comments below.C Non-Voting Items++Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.The material is available at: www.stewart.com/2019-annual-meeting.2019 Annual Meeting of Stewart Information Services Corporation StockholdersJune 19, 2019, 10:30 a.m. CTFirst Floor Conference Room of Three Post Oak Central1990 Post Oak Boulevard, Houston, Texas 77056